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                                                                     EXHIBIT 2.1

                          PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                       CMS OIL AND GAS COMPANY, AS SELLER

                                      AND

                    QUICKSILVER RESOURCES INC, AS PURCHASER

                           EFFECTIVE JANUARY 1, 2000

                              MICHIGAN PROPERTIES

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                              TABLE OF CONTENTS

RECITALS..................................................................... 1
ARTICLE I - SALE AND PURCHASE................................................ 1
 1.1.   Description of Assets................................................ 1
 1.2    Excluded Assets...................................................... 4
 1.3    Effective Date and Transfer.......................................... 5
ARTICLE II - DEFINITIONS..................................................... 5
ARTICLE III - PURCHASE PRICE................................................. 9
 3.1    Purchase Price....................................................... 9
 3.2    Net Cash Payment to CMS.............................................. 9
 3.3    Adjustments to Purchase Price........................................ 10
 3.4    Payment of Adjusted Purchase......................................... 12
 3.5    Over and Under Production............................................ 13
 3.6    Purchase Price Allocation............................................ 14
ARTICLE IV - REPRESENTATIONS OF CMS.......................................... 14
 4.1    Existence............................................................ 14
 4.2    Authorization........................................................ 14
 4.3    Brokers.............................................................. 15
 4.4    Noncontravention..................................................... 15
 4.5    Terra Shares......................................................... 15
 4.6    Legal Compliance..................................................... 15
 4.7    Excluded Assets...................................................... 15
 4.8    Environmental, Health and Safety Matters............................. 16
 4.9    Litigation........................................................... 16
 4.10   Compliance With Contracts............................................ 16
 4.11   Tax Matters.......................................................... 17
 4.12   Compliance With Permits and Licenses................................. 18
 4.13   Title................................................................ 19
 4.14   Consents, Approvals and Rights to Acquire............................ 19
 4.15   Gas Contracts........................................................ 19
 4.16   Securities Disclosure/Representation................................. 19
ARTICLE V - REPRESENTATIONS OF PURCHASER..................................... 20
 5.1    Existence............................................................ 20
 5.2    Execution............................................................ 20
 5.3    Authorization........................................................ 20
 5.4    Brokers.............................................................. 20
 5.5    Noncontravention..................................................... 21
 5.6    Independent Evaluation and Title Review.............................. 21
 5.7    Securities Disclosure/Representation................................. 21
 5.8    Bonds and Permits.................................................... 22
 5.9    Section 29 Tax Credits............................................... 22
ARTICLE VI - REPRESENTATIONS CONCERNING TERRA................................ 22
 6.1    Organization, Qualification and Corporate Power...................... 22
 6.2    Capitalization....................................................... 23
 6.3    Noncontravention..................................................... 23
 6.4    Subsidiaries and Affiliates.......................................... 24
 6.5    Financial Statements................................................. 24
 6.6    Events Subsequent to Most Recent Fiscal Month End.................... 25
 6.7    Legal Compliance..................................................... 25
 6.8    Tax Matters.......................................................... 25
 6.9    Powers of Attorney................................................... 29
 6.10   Litigation........................................................... 29
 6.11   Employees and Employee Benefits...................................... 29
 6.12   Environmental, Health and Safety Matters............................. 30
 6.13   No Guaranties; Extension of Credit................................... 30
 6.14   Permits.............................................................. 30
 6.15   Compliance With Contracts............................................ 31
 6.16   Title................................................................ 31
 6.17   Consents, Approvals and Rights to Acquire............................ 31

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 6.18   Gas Contracts........................................................ 31
 6.19   Material Contracts................................................... 32
 6.20   Disclaimer of All Other Representations and Warranties............... 33
ARTICLE VII - OPERATIONS AND CASUALTY LOSS................................... 33
 7.1    Revenues and Expenses................................................ 33
 7.2    Operations and Loss of Assets and Terra Assets....................... 33
ARTICLE VIII - PRE-CLOSING OBLIGATIONS OF CMS................................ 36
 8.1    Encumbrances......................................................... 36
 8.2    Approvals/Consents................................................... 36
 8.3    Notices and Consents................................................. 37
 8.4    Operation of Business................................................ 37
 8.5    Full Access.......................................................... 37
 8.6    Notice of Developments............................................... 38
ARTICLE IX - PRE-CLOSING OBLIGATIONS OF PURCHASER............................ 38
 9.1    Approvals/Consents................................................... 38
 9.2    Bonds and Permits.................................................... 39
 9.3    Corporate Documentation.............................................. 39
 9.4    Notices and Consents................................................. 40
 9.5    Notice of Developments............................................... 40
 9.6    Notice of Misrepresentation or Breach of Warranty.................... 40
ARTICLE X - CMS'S CONDITIONS OF CLOSING...................................... 40
 10.1   Representations...................................................... 41
 10.2   Performance.......................................................... 41
 10.3   Pending Matters...................................................... 41
 10.4   Waiting Periods...................................................... 41
 10.5   Opinion of Counsel................................................... 41
 10.6   Payment of Purchase Price or Adjusted Purchase Price................. 41
ARTICLE XI - PURCHASER'S CONDITIONS OF CLOSING............................... 41
 11.1   Representations...................................................... 42
 11.2   Performance.......................................................... 42
 11.3   Pending Matters...................................................... 42
 11.4   Waiting Periods...................................................... 42
 11.5   Opinion of Counsel................................................... 42
ARTICLE XII - ENVIRONMENTAL CONDITION........................................ 42
 12.1   Existing Condition................................................... 42
 12.2   Environmental Assessment and Access.................................. 43
 12.3   Release and Indemnity for Environmental Conditions................... 44
 12.4   Confidentiality, Release and Indemnity For Environmental Assessment.. 45
 12.5   Insurance for Environmental Assessment............................... 46
 12.6   Indemnity Regarding Access........................................... 46
ARTICLE XIII - TITLE EXAMINATION............................................. 47
 13.1   Title Examination Period............................................. 47
 13.2   Cure of Title........................................................ 47
 13.3   Title Adjustments.................................................... 48
 13.4   Value of Title Adjustments........................................... 49
 13.5   Limits on Title Adjustments.......................................... 50
 13.6   Definition of Defensible Title....................................... 50
 13.7   Definition of Permitted Encumbrances................................. 50
 13.8   Definition of Title Defect........................................... 52
 13.9   Back-In Interest Adjustments......................................... 53
 13.10  Representations, Warranties or Covenants, and Indemnity.............. 54
 13.11  Arbitration.......................................................... 55
ARTICLE XIV - RETAINED LIABILITIES........................................... 55
ARTICLE XV - CLOSING......................................................... 56
 15.1.  Time and Place of Closing............................................ 56
 15.2   Closing Obligations.................................................. 56
 15.3   Suspended Accounts................................................... 58
 15.4   Termination of Guarantees and Other Commitments...................... 59
ARTICLE XVI - CONTINUING OBLIGATIONS......................................... 59
 16.1   Post-Closing Reconciliation.......................................... 59
 16.2   Receipts and Credits................................................. 59
 16.3   Assumption of Obligations and Indemnities............................ 61

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 16.4   Recording............................................................ 63
 16.5   State of Michigan Oil and Gas Leases................................. 63
 16.6   Further Assurances................................................... 64
 16.7   Records.............................................................. 64
 16.8   Access to Records.................................................... 64
 16.9   Litigation Support................................................... 65
 16.10  CMS Employees........................................................ 65
 16.11  Transition........................................................... 65
 16.12  Plan B............................................................... 66
ARTICLE XVII - TERMINATION................................................... 66
 17.1   Right of Termination................................................. 66
 17.2   Liabilities Upon Termination or Failure to Close..................... 68
 17.3   Deposit.............................................................. 68
 17.4   Effect of Termination................................................ 69
ARTICLE XVIII - REMEDIES FOR BREACHES OF THIS AGREEMENT...................... 69
 18.1   Survival of Representations and Warranties........................... 69
 18.2   Indemnification Provisions for Benefit of the Purchaser.............. 69
 18.3   Indemnification Provisions for Benefit of CMS........................ 70
 18.4   Matters Involving Third Parties...................................... 71
 18.5   Determination of Adverse Consequences................................ 71
 18.6   Exclusive Remedy..................................................... 72
ARTICLE XIX - TAXES.......................................................... 72
 19.1   Liability for Taxes.................................................. 72
 19.2   Tax Returns.......................................................... 73
 19.3   Contest Provisions................................................... 73
 19.4   Assistance and Cooperation........................................... 74
 19.5   Adjustment to Purchase Price For Taxes............................... 75
 19.6   Treatment of the Terra Shares........................................ 75
 19.7   CMS Tax Allocation Agreement......................................... 75
 19.8   Books and Records.................................................... 75
 19.9   Sales Taxes.......................................................... 75
 19.10  Other Taxes.......................................................... 76
ARTICLE XX - EXERCISE OF PREFERENTIAL PURCHASE RIGHTS........................ 76
ARTICLE XXI - INDEPENDENT INVESTIGATION AND DISCLAIMER....................... 77
 21.1   Disclaimer as to Warranties.......................................... 77
 21.2   Disclaimer As To Year 2000 Compliance................................ 78
ARTICLE XXII - MISCELLANEOUS................................................. 78
 22.1   Like-Kind Exchange................................................... 79
 22.2   Governing Law........................................................ 79
 22.3   Entire Agreement..................................................... 79
 22.4   Amendments and Waivers............................................... 79
 22.5   Captions............................................................. 79
 22.6   Assignment........................................................... 79
 22.7   Notices.............................................................. 80
 22.8   Expenses............................................................. 81
 22.9   Severability......................................................... 81
 22.10  Confidentiality, Publicity and Retention of Data..................... 81
 22.11  Use of CMS's Name.................................................... 82
 22.12  Conditions........................................................... 82
 22.13  No Third-Party Beneficiaries......................................... 82
 22.14  Succession and Assignment............................................ 82
 22.15  Construction......................................................... 82
 22.16  Attachments.......................................................... 83
 22.17  Counterparts......................................................... 83
 22.18  Execution Deadline................................................... 83
ATTACHMENT A1
ATTACHMENT A2
ATTACHMENT A3
ATTACHMENT A4
ATTACHMENT A5
ATTACHMENT B1
ATTACHMENT B2

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ATTACHMENT B3
ATTACHMENT C
ATTACHMENT D
ATTACHMENT E
ATTACHMENT F
ATTACHMENT G
ATTACHMENT H
ATTACHMENT I
ATTACHMENT J
ATTACHMENT K
ATTACHMENT L
ATTACHMENT M
ATTACHMENT N
ATTACHMENT O
ATTACHMENT P
ATTACHMENT Q
ATTACHMENT R
ATTACHMENT S
ATTACHMENT T

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                          PURCHASE AND SALE AGREEMENT

          THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 4th day of March, 2000, by and between CMS OIL AND GAS COMPANY, a Michigan corporation ("CMS"), whose address is 1021 Main Street, Suite 2800, Houston, Texas 77002, and QUICKSILVER RESOURCES INC., a Delaware corporation ("Purchaser"), whose address is 1619 Pennsylvania Avenue, Fort Worth, Texas 76104. CMS and the Purchaser may hereinafter be referred to collectively as the "Parties" and individually as a "Party".

                                    RECITALS

          WHEREAS, CMS desires to sell and Purchase desires to purchase the Assets, as hereinafter defined, on the terms and conditions provided in this Agreement;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by both Parties, CMS and Purchaser hereby agree as follows:

                         ARTICLE I - SALE AND PURCHASE

1.1.  Description of Assets

      At the Closing (as defined in Section 15.1, below), CMS shall sell and Purchaser shall purchase, as hereinafter provided, as of the Effective Date, the following assets (the "Assets"):

     (a) All of CMS's right, title and interest in and to all of the issued and outstanding capital stock of Terra Energy Ltd., a Michigan corporation ("Terra");

     (b) All of CMS's and Terra's right, title and interest in and to the wells and units described at Attachment A1, the oil and gas leases described at Attachment A2, the overriding royalties described at Attachment A3 and the fee mineral, fee surface and real property interests and right of ways described at Attachment A4, all of which Attachments are attached hereto and made a part hereof and are hereinafter collectively referred to as Attachment A (including, but not limited to any working interest, leasehold rights, royalty interests, overriding royalty interests and reversionary rights held as of the Effective Date) but excepting, however, the Excluded Assets as defined below;

     (c) All of CMS's and Terra's corresponding right, title and interest in and to all oil and gas wells, injection wells, disposal wells, water wells, surface and downhole equipment, personal property, structures, fixtures, flowlines, pipelines and pumps to the extent used or held for use in connection with the exploration, development, operation or maintenance of the assets described at Attachment A1, Attachment A2, Attachment A3 and Attachment A4, including, but not limited to, the gas plants, compressors, facilities, systems and pipelines described at Attachment A5

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          hereto, but excepting, however, the Excluded Assets as defined below;

     (d) All of CMS's and Terra's corresponding right, title and interest in easements, rights-of-way, permits, licenses, surface leases and use agreements, servitudes and other surface rights appurtenant to the assets, to the extent the same are assignable, and to the extent now being used or held for use in connection with the exploration, development, operation and maintenance of the assets, but excepting, however, the Excluded Assets as defined below, (the interest of CMS in all of the items listed in Section 1.1(b) and Section 1.1(c), above, this Section 1.1(d), and at Attachment A, shall occasionally be hereinafter collectively referred to as the "Subject Property");

     (e) All of CMS's corresponding right, title and interest in and to and under or derived from all presently existing and currently effective unitization, pooling and communitization agreements, declarations and orders (including, but not limited to, all units formed under orders, regulations, rules or other official actions of any federal, state or other governmental agency having jurisdiction) to which the Subject Property (or any part thereof) are committed, and all privileges, benefits and powers, appurtenant thereto;

     (f) All of CMS's corresponding right, title and interest in all oil and gas and other hydrocarbons produced from or (if unitized, pooled or communitized with other leases or lands) allocable to the Subject Property after the Effective Date;

     (g) All of CMS's corresponding right, title and interest in and to or derived from all presently existing and effective oil, natural gas and gas liquid purchase, processing and sales contracts, (but specifically excepting and excluding the Natural Gas Purchase Agreement effective May 1, 1989, by and between Midland Cogeneration Venture Limited Partnership and Northern Michigan Exploration Company and CMS Energy Corporation), operating agreements, farmin or farmout agreements, and other contracts (but not including any bonds held by CMS or its parent, subsidiary or affiliate entities for CMS's benefit), agreements and instruments to the extent directly related to the Subject Property and the exploration or development of oil and gas (or either of them) from or attributable to the Subject Property, only to the extent the same are assignable, but excepting, however, the Excluded Assets as defined below; and

     (h) Subject to Section 16.7, originals, or in the sole discretion of CMS, copies of the following files, records and data of CMS, to the extent directly related to the Subject Property: lease files, well files, unit files, division order files, lease contract files, geological and geophysical data, legal files, and tax records and FERC filings related to section 29 non-

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          conventional fuels tax credits, and subject to Section 16.7 and
          Section 19.8, all of the files, records and data of Terra. This agreement by CMS to convey and deliver the aforementioned files, records and data is granted by CMS to the extent that CMS or Terra has authority to do so without violating any confidentiality obligation to a third party, and is without warranty as to the accuracy or completeness of the information delivered. Any other provision of this Agreement to the contrary notwithstanding, CMS shall not provide Purchaser with any files, records or data or access to any files, records or data which (i) are not in the possession or control of CMS or Terra, (ii) CMS considers to be privileged, proprietary or confidential to it and which are not directly related to the condition, quantity and quality of the Assets, (iii) CMS or Terra cannot legally provide Purchaser because of third party restrictions on CMS or Terra, or disclosure of which will violate any agreement to which CMS or Terra is a party, (iv) are a part of or relate solely to the Excluded Assets, or (v) relate exclusively to Retained Liabilities (as defined below).

       It is CMS's intent to sell to Purchaser, and it is Purchaser's intent to purchase from CMS, all of CMS's right, title and interest in and to the Assets, regardless of whether the Assets are incompletely or incorrectly described on the Attachments hereto, but specifically excepting, however, the Excluded Assets as defined below. In order to fully and completely effectuate the intent of the Parties, CMS further agrees to assign and convey, and Purchaser further agrees to accept and assume, at any time whether at Closing or post-Closing, any and all assets, obligations and liabilities of CMS related thereto, of CMS of the kind described in (a) -
       (h), above, which are located in the state of Michigan, and which are not included at Attachment A, saving and excepting the Excluded Assets.

       The Parties further acknowledge that the references to "Terra", and its right, title and interest in and to the assets referenced in Section 1.1(b), Section 1.1(c) and Section 1.1(d), above, are included in those sections, and at Attachment A, for identification purposes only. For purposes of this Agreement the right, title and interest of Terra in and to these assets shall not be deemed to be Assets, except insofar as ownership of these items follows the ownership of all of the outstanding capital stock of Terra as referenced in Section 1.1(a), above.

       All of the right, title and interest of Terra in and to all assets described at Attachment A, shall cumulatively hereinafter be referred to as the "Terra Property". The Terra Property, as well as Terra's corresponding right, title and interest (i) in and to and under or derived from all presently existing or currently effective unitization, pooling and communitization agreements, declarations and orders (including, but not limited to, all units formed under orders, regulations, rules or

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       other official actions of any federal, state or other governmental agency having jurisdiction) to which the Terra Assets (or any part thereof) are committed and all privileges, benefits and powers appurtenant thereto,
       (ii) in all oil and gas and other hydrocarbons produced from or (if unitized, pooled or communitized with other leases or lands) allocable to the Terra Property, after the Effective Date, (iii) in all presently existing and effective oil, natural gas and gas liquid purchase, processing and sales contracts, operating agreements, farmin or farmout agreements and other contracts, agreements and instruments directly related to the Terra Property, and the exploration or development of oil and gas (or either of them) from or attributable to the Terra Property, above, and (iv) subject to Section 16.7 and Section 19.8, and further subject to the limitations set forth in Section 1.1(h), above, in all lease files, well files, unit files, lease contract files, geophysical data, financial records, corporate records, legal files, computer programs, general tax records, samples, test data or any other records, samples, information, data or documents of Terra, but excepting, however, the Excluded Assets as defined below, shall cumulatively hereinafter be referred to as the "Terra Assets".

       Purchaser shall accept and assume all burdens and liabilities past, present and future with respect to the Assets and the Terra Assets, excepting, however, the Retained Liabilities, as defined and identified below.

       The Parties acknowledge that certain of the Assets and the Terra Assets may be subject to third party preferential rights to purchase, rights of reconveyance, consents to sell or assign or confidentiality agreements, and nothing in this Section 1.1 shall be deemed to constitute a representation or warranty that the Assets or the Terra Assets are free and clear of any preferential rights, rights of reconveyance, consents or confidentiality agreements.

1.2  Excluded Assets

     This Agreement does not cover, and any instrument of conveyance or assignment made pursuant to Section 15.2, below, of this Agreement shall except and exclude the Excluded Assets. Excluded Assets shall include: (i) the items that are described at Attachment B1, (ii) the real property, building and appurtenances commonly known as, and located at 1475 Terra Road, Traverse City, Michigan as described at Attachment B2, and all fixtures and personal property located thereon which is not specifically covered in Section 1.1, above, (iii) the wells, units and leases described at Attachment B3 and all Assets or Terra Assets insofar as they are used or held for use in connection therewith, (iv) the Natural Gas Purchase Agreement (effective May 1, 1989) between Midland Cogeneration Venture Limited Partnership and Northern Michigan Exploration Company and CMS Energy Corporation and (v) Terra's interest in Thunder Bay Pipeline Co., LLC. The term Excluded Assets shall also be deemed to include all items of property, including but not limited to

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vehicles, tools, machines, warehouse stock, equipment, materials, pipelines, fixtures, facilities and interests which are leased by CMS, or as to which CMS has only a license or other right of use, and any items of property, including but not limited to vehicles, tools, machines, warehouse stock, equipment, materials, pipelines, fixtures, facilities and interests which are owned by third parties, such as employees, contractors or agents, even if such items of property are used or held for use in connection with the Assets or the Terra Assets.

1.3  Effective Date and Transfer

     For the purposes of this Agreement, the phrase "Effective Date" shall mean 7:00 o'clock, A.M. local time (where the Assets and the Terra Assets are located) on January 1, 2000. Unless otherwise provided within this Agreement for a specific property(s), the phrase "Transfer Date" shall mean 7:00 o'clock A.M. local time on the next ensuing day after Closing. On the Transfer Date CMS, subject to Section 7.2, Section 13.10, and Section 15.2(k) hereof, shall transfer to Purchaser, and Purchaser shall accept the physical, possession, control, responsibility and, subject to Section 7.2, operations of the portions of the Assets and the Terra Assets which are operated by CMS or Terra. Nothing contained in this Section 1.3, or in this Agreement generally, shall be deemed to be a representation or warranty of CMS that Purchaser is entitled to, nor that Purchaser will succeed CMS or Terra as operator, nor that Terra shall be entitled to remain as operator of all or any portion of the Subject Property or the Terra Property now operated by CMS or Terra.

                            ARTICLE II - DEFINITIONS

2.1  "Accredited Investor" has the meaning set forth in Regulation D promulgated
      -------------------
under the Securities Act.

2.2  "Adverse Consequences" means all actions, suits, proceedings, hearings,
      --------------------
investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

2.3  "Affiliate" or "Affiliates" means any entity, including any corporation or
      ---------      ----------
limited liability company with respect to which a specified Person owns less than a majority of the common stock or less than a majority of the ownership interest of the entity.

2.4  "Assets" has the meaning set forth in Section 1.1, above.
      ------

2.5  "CMS Disclosure Schedule" has the meaning set forth in Article IV, below.
      -----------------------

2.6  "Cash" means cash and cash equivalents (including marketable securities and
      ----
short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

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2.7  "Claim of Title Defect" has the meaning set forth in Section 13.1, below.
      ---------------------

2.8  "Claims" means, with respect to the agreement of any Party to defend,
      ------
indemnify and hold harmless another Party, any and all claims, suits, causes of action, demands, liabilities, judgments, fines, penalties, damages, losses, expenses or costs, including without limitation court costs and legal and accounting fees and expenses, arising out of, in respect of or in any manner related to the subject of such agreement.

2.9  "Closing" has the meaning set forth in Section 15.1, below.
      -------

2.10 "Closing Date" has the meaning set forth in Section 15.1, below.
      ------------

2.11 "Closing Statement" has the meaning set forth in Section 15.2(e), below.
      -----------------

2.12 "Code" means the Internal Revenue Code of 1986, as amended.
      ----

2.13 "Confidential Information" means any information concerning the businesses
      ------------------------
and affairs of CMS and Terra, and their Subsidiaries and Affiliates that is not already generally available to the public.

2.14 "Defensible Title" has the meaning set forth in Section 13.6, below.
      ----------------

2.15 "Effective Date" has the meaning set forth in Section 1.3, above.
      --------------

2.16 "Employee Benefit Plan" means any (a) nonqualified deferred compensation or
      ---------------------
retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

2.17 "Employee Pension Benefit Plan" has the meaning set forth in ERISA (S)3
      -----------------------------
(2).

2.18 "Employee Welfare Benefit Plan" has the meaning set forth in ERISA (S)3
      -----------------------------
(1).

2.19 "Environmental Assessment" has the meaning set forth in Section 12.2,
      ------------------------
below.

2.20 "Environmental, Health, and Safety Requirements" shall mean all federal,
      ----------------------------------------------
state and local statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Effective Date.

2.21 "ERISA" means the Employee Retirement Income Security Act of 1974, as
      -----
amended.

2.22 "Excluded Assets" has the meaning set forth in Section 1.2, above.
      ---------------

2.23 "Extended Due Diligence Period" has the meaning set forth in Section 13.1,
      -----------------------------
below.

2.24 "Financial Statements" has the meaning set forth in Section 6.5, below.
      --------------------

2.25 "GAAP" means United States generally accepted accounting principles as in
      ----
effect from time to time.

2.26 "Income Tax" means any federal, state or local income tax, including any
      ----------
interest, penalty, or addition thereto, whether disputed or not.

2.27 "Income Tax Return" means any return, declaration, report, claim for
      -----------------
refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

2.28 "Indemnified Party" has the meaning set forth in Section 18.4(a), below.
      -----------------

2.29 "Indemnifying Party" has the meaning set forth in Section 18.4(a), below.
      ------------------

2.30 "Interim Period" has the meaning set forth in Section 3.3(b), below.
      --------------

2.31 "Knowledge" means actual knowledge without independent investigation; and
      ---------
when used in connection with CMS or Terra shall mean actual knowledge of an officer of CMS without independent investigation.

2.32 "Most Recent Financial Statements" has the meaning set forth in Section
      --------------------------------
6.5, below.

2.33 "Most Recent Fiscal Month End" has the meaning set forth in Section 6.5,
      ----------------------------
below.

2.34 "Multiemployer Plan" has the meaning set forth in ERISA (S)3 (37).
      ------------------

2.35 "Ordinary Course of Business" means the ordinary course of business
      ---------------------------
consistent with past custom and practice (including with respect to quantity and frequency).

2.36 "Over and Under Production" has the meaning set forth in Section 3.5,
      -------------------------
below.

2.37 "Party" or "Parties" has the meaning set forth in the preface above.
      -----      -------

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

2.38 "Permits" has the meaning set forth in Section 6.14, below.
      -------

2.39 "Person" means an individual, a partnership, a corporation, a limited
      ------
liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

2.40 "Purchase Price" has the meaning set forth in Section 3.1, below.
      --------------

2.41 "Qualifying Wells" means those wells whose production qualifies for the
      ----------------
credit for producing fuel from nonconventional sources under section 29 of the Code. The CMS and Terra Qualifying Wells are listed at Attachment C.

2.42 "QRI Stock" has the meaning set forth in Section 3.4(a), below.
      ---------

2.43 "Retained Liabilities" means those liabilities relating to the Assets or
      --------------------
the Terra Assets, which arise out of events which occurred prior to the Effective Date and as to which CMS expressly agrees to retain all liability or to indemnify Purchaser as to all liability. All Retained Liabilities are identified at Attachment D to this Agreement.

2.44 "Securities Act" means the Securities Act of 1933, as amended.
      --------------

2.45 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge,
      -----------------
or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

2.46 "Subject Property" has the meaning set forth in Section 1.1(d), above.
      ----------------

2.47 "Subsidiary" or "Subsidiaries" means any entity, including any corporation
      ----------      ------------
or limited liability company with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities or ownership interest in the entity to elect or appoint a majority of the directors, or managers.

2.48 "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean (i)
      ---                                   -----       -------
any federal, state or local net income, gross income, single business tax, gross receipts, windfall profits, severance, property, production sales, use, value added, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, excise, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or import or export duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority, and (ii) liability of CMS, Terra or its Subsidiaries for the payment of amounts with respect to payments of a type described in clause
(i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of CMS, Terra or its Subsidiaries under any tax sharing arrangement or Tax indemnity arrangement.

2.49 "Tax Return" shall mean any return, report or similar statement required to
      ----------
be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

2.50 "Terra Assets" has the meaning set forth in Section 1.1, above.
      ------------

2.51 "Terra Disclosure Schedule" has the meaning set forth in Article VI, below.
      -------------------------

2.52 "Terra Property" has the meaning set forth in Section 1.1, above.
      --------------

2.53 "Terra Shares" means all of the issued and outstanding shares of Common
      ------------
Stock of Terra.

2.54 "Third Party Claim" has the meaning set forth in Section 18.4(a), below.
      -----------------

2.55 "Title Defect" has the meaning set forth in Section 13.8, below.
      ------------

2.56 "Transfer Date" has the meaning set forth in Section 1.3, above.
      -------------

                          ARTICLE III - PURCHASE PRICE

3.1  Purchase Price

     CMS and Purchaser agree that on and subject to the terms of this Agreement, the purchase price for the Assets shall be the sum of one hundred sixty-three million seven hundred ten thousand six hundred twenty-five United States dollars ($163,710,625) (the "Purchase Price"), plus or minus the adjustments provided for in Section 3.3,below.

3.2  Net Cash Payment to CMS

     Immediately prior to the Closing, CMS will cause Terra to pay CMS an aggregate amount (and may cause each Subsidiary and Affiliate of Terra to pay to Terra any necessary component thereof) equal to the consolidated Cash of Terra and its Subsidiaries and Affiliates as of the Closing Date. CMS may cause (i) Terra to make any such payment to CMS in the form of a dividend or a redemption and (ii) any Subsidiary or Affiliate of Terra to make any such payment to Terra in the form of a dividend, a redemption, or an intercompany loan.

3.3  Adjustments to Purchase Price

     The Purchase Price for the Assets shall be adjusted at Closing as follows (the "Adjusted Purchase Price"):

     (a) an adjustment will be made based on the difference between the average bid and offer for a five (5) year term for wholesale natural gas delivered to the Michigan City gate as quoted by Amerex, (the "five-year strip price"), as of January 7, 2000 (being $2.625/MMBtu), and the average five-year strip price for the five (5) business days ending March 24, 2000 ("Average Five-Year Strip Price"). If the Average Five-Year Strip Price is $2.70/MMBtu or less, or is $2.55/MMBtu or more, then there shall be no adjustment to the Purchase Price. If the Average Five-Year Strip Price is greater than $2.70/MMBtu, or is less than $2.55/MMBtu, the Purchase Price shall be ratably adjusted in proportion to the respective increase over $2.70/MMBtu or decrease under $2.55/MMBtu against $2.625/MMBtu. By way of example, if the Average Five-Year Strip Price is $2.75/MMBtu, assuming a Purchase Price of $163,000,000, then the Purchase Price would be approximately $166,000,000.00 ($2.675 divided by $2.625 multiplied by $163,000,000.00). If the Average Five-Year Strip Price is $2.50/MMBtu, assuming a Purchase Price of $163,000,000, then the Purchase Price would be approximately $159,900,000.00 ($2.575 divided by $2.625 multiplied by $163,000,000.00). Notwithstanding the foregoing, in no event shall the Purchase Price be adjusted by more than $7,000,000 as a result of an increase or decrease in the Average Five-Year Strip Price. The foregoing shall be the first adjustment made to the Purchase Price;

     (b) by adding the amount (based on CMS's good faith estimate) of all expenditures made by CMS or Terra that are attributable to the Assets transferred to Purchaser, and the Terra Assets, for the period between the Effective Date and the Closing Date (the "Interim Period"), including, without limitation, royalties, rentals, operating expenses, overhead charges (which, except as expressly provided in this Agreement, shall not exceed the overhead charges provided for in any applicable operating agreement), all charges billed under operating agreements (such as, but not limited to, CMS's and Terra's share of overhead charges), and all prepaid expenses. All amounts so added to the Purchase Price pursuant to this Section 3.3(b), shall be further adjusted to reflect the actual amount of all such charges and expenses, as part of, and in accordance with the post-closing reconciliation provided for in Section 16.1, below;

     (c) by adding the value of all merchantable oil in storage above the pipeline connection at the Effective Date that is credited to the Subject Property transferred to Purchaser and the Terra Property. The value of such oil shall be the most current price received by CMS or

          Terra as of the Effective Date, less taxes deducted by the purchaser of oil, adjusted for BS&W, temperature and quality per the most current sample measurement for the applicable storage tank, to the extent not accounted for in Section 3.3(p), below;

     (d) by adding the value of all gas produced for which the proceeds have not been received, attributable to production from the Subject Property and the Terra Property for all periods prior to the Effective Date. The value of such gas shall be the most current price received by CMS or Terra as of the Effective Date, less all third party costs deducted by the transporter or purchaser of such gas, to the extent not accounted for in Section 3.3(p), below;

     (e) by adding the value of all receivables and all other net income of any kind or nature (including but not limited to overhead charges) attributable to the Terra Assets, relating to all periods prior to the Effective Date, whether from or attributable to hydrocarbon production, or otherwise, and regardless of when invoiced, collected and received, to the extent not accounted for in Section 3.3(p), below;

     (f) by subtracting the amount of proceeds received by CMS or Terra that are attributable to hydrocarbon production from the Subject Property and the Terra Property after the Effective Date, net of any royalties, overriding royalties and other payments out of production, and of any production, severance or sales taxes, and all third party costs not reimbursed to CMS or Terra by the transporter or purchaser of production;

     (g) by adding the value of all pre-paid royalties and severance tax relating to production attributable to the Assets and the Terra Assets, from and after the Effective Date;

     (h) by subtracting an amount equal to the value of that portion of the Subject Property and the Terra Property, determined pursuant to
          Article XX ("Exercise of Preferential Purchase Rights") with respect to which preferential purchase rights have been properly and timely exercised by third parties;

     (i)  by adding the amount of accrued interest on the Deposit pursuant to
          Section 3.4(a), below;

     (j)  an adjustment may also be made to the Purchase Price pursuant to
          Section 3.5 ("Over and Under Production");

     (k)  an adjustment may also be made to the Purchase Price pursuant to
          Article VII ("Operations and Casualty Loss");

     (l)  an adjustment may also be made to the Purchase Price pursuant to
          Section 12.2(d) ("Environmental Assessment and Access");

     (m)  an adjustment may also be made to the Purchase Price pursuant to
          Article XIII ("Title Examination");

     (n)  an adjustment may also be made to the Purchase Price pursuant to
          Section 18.5 ("Determination of Adverse Consequences");

     (o)  an adjustment may also be made to the Purchase Price pursuant to
          Section 19.5 ("Adjustment to Purchase Price for Taxes"), to the extent not accounted for in Section 3.3(q), below;

     (p) an adjustment will be made to the Purchase Price to account for Terra's consolidated net working capital as of the Effective Date, determined in accordance with Attachment E;

     (q) by subtracting the dollar amount which is the product of (i) the amount of section 29 tax credit qualified gas (expressed in MMBtus) that constitutes Assets or Terra Assets and which is produced within the Interim Period; and (ii) the tax credit rate (expressed in dollars per MMBtu), as adjusted by inflation for the year 2000 based upon the same percentage increase in inflation for the calendar year 1999 as determined by the Internal Revenue Service, all as provided for by section 29 of the Code; and

     (r) by adding or subtracting any other amounts mutually agreed upon in writing by the Parties.

3.4  Payment of Adjusted Purchase

     The Adjusted Purchase Price shall be paid as follows:

     (a) Unless previously tendered, upon execution and return of this Agreement to CMS, Purchaser shall contemporaneously tender to CMS an earnest money performance deposit (the "Deposit"), consisting of: (i) three million six hundred fifty thousand (3,650,000) fully non-assessable shares of unregistered Quicksilver Resources Inc. common stock, free and clear of any and all claims, liens and encumbrances of any kind, whatsoever, newly and validly issued in the name of CMS ("QRI Stock"), valued at $4.00 per share, and (ii) the sum of one million four hundred thousand dollars ($1,400,000.00) in United States currency. Subject to receipt of the prior written consent of Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"), as required by the terms of a Registration Rights Agreement, dated as of April 9, 1998, between Purchaser and JEDI, Purchaser and CMS shall enter into a Registration Rights Agreement substantially in the form of Attachment F hereto pursuant to which Purchaser shall agree to register the QRI Stock on the terms and subject to the conditions set forth therein. Purchaser agrees to use its commercially reasonable best efforts to obtain the consent of JEDI referred to above as soon as possible following the execution and return of this Agreement. At Closing, CMS shall return the QRI Stock to Purchaser in exchange for United States currency equal to fourteen million six hundred thousand dollars ($14,600,000.00) in United States currency, plus interest thereon at the rate of eight percent (8%) per annum computed from and after February 15, 2000, to the Closing Date, and in no event shall such interest be credited against the Purchase Price or the Adjusted Purchase Price. In the event that the transaction contemplated by this Agreement does not close, then and in that event the ultimate disposition of the Deposit, and the terms and conditions thereof, shall be governed by the provisions of Section 17.3, below;

            (b) At Closing, Purchaser shall pay to CMS, by bank wire transfer in United States currency either the Purchase Price or Adjusted Purchase Price as reflected on the Closing Statement referenced in Section 15.2(e), to be mutually agreed upon at least one (1) business day prior to the Closing Date, or failing such mutual agreement, the Adjusted Purchase Price, in a manner specified by CMS prior to Closing. In either event all further adjustments to the Purchase Price will be reconciled in accordance with Section 16.1, below.

3.5  Over and Under Production

     For purposes of this Agreement, the term "Over and Under Production" shall mean as of the Effective Date the difference between the volume of produced gas that CMS or Terra took from any portion of the Subject Property or the Terra Property, and the volume of CMS's or Terra's gas entitlement for such Property or Terra Property, and shall also include all gas plant and pipeline imbalances.

     (a) CMS's current estimate of all Over and Under Production are set forth at Attachment G hereto (as of the dates set forth therein).

     (b) At Closing, CMS will furnish Purchaser with a statement showing the most current estimate of the Over or Under Production as of the most recent date available. From and after the Effective Date any and all benefits, obligations and liabilities associated with Over and Under Production shall accrue to and be the responsibility of Purchaser. Purchaser shall assume CMS's and Terra's overproduced and underproduced positions as of the Effective Date, including but not limited to the responsibility for the payment of royalties and other burdens, and all Taxes on the volume of such gas which CMS or Terra took in excess of its entitlement and any obligation to balance, whether in cash or in kind. The Section 3.3 Adjustments to the Purchase Price, and/or the Section 16.1 Final

          Settlement Statement shall include an adjustment for any Over and Under Production existing as of the Effective Date. All production imbalances shall be calculated employing a settlement price of $2.75 per Mcf. All plant and pipeline imbalances shall be calculated in accordance with applicable contracts, or if there are no applicable contracts, by the mutual agreement of the Parties.

     (c) In the event CMS or Terra are overproduced as to any well(s) or unit(s) located on or appurtenant to the Subject Property or the Terra Property, Purchaser acknowledges and agrees that Purchaser's share of production from any such overproduced well(s) or unit(s) acquired may at some point be curtailed by an underproduced working interest owner(s), or that Purchaser may be required to cash balance the amount of overproduction. The Parties agree that CMS shall not be liable to the Purchaser or any third party in the event curtailment or such cash balancing occurs.

3.6  Purchase Price Allocation

     Attached to this Agreement as Attachment H is a schedule setting forth the agreed allocation of the Purchase Price among the portions of the Assets and the Terra Assets.

                      ARTICLE IV - REPRESENTATIONS OF CMS

     CMS represents and warrants to Purchaser that, except as set forth in the CMS Disclosure Schedule delivered by CMS to Purchaser on the date hereof and initialed by the Parties, a copy of which is attached hereto as Attachment I, each of the statements and representations contained in this Article IV are true, correct and complete as of the date of this Agreement, and will be true, correct and complete as of the Closing Date.

4.1  Existence

     CMS is incorporated under the business corporation statute of the State of Michigan and is in good standing in the state.

4.2  Authorization

     The execution, delivery and performance of this Agreement and the transaction contemplated by it have been authorized by the requisite corporate action on the part of CMS. This Agreement has been executed by a representative of CMS empowered by CMS to execute this Agreement, and it has been delivered on behalf of CMS. At Closing, all documents and instruments required to be executed and delivered by CMS shall have been so executed and delivered. This Agreement does, and the documents and instruments executed and delivered shall, constitute legal, valid and binding obligations of CMS enforceable in accordance with their terms, subject to effects of bankruptcy, insolvency, reorganization, moratorium and similar laws in effect relating to the rights and remedies of creditors, as well as to general principles of equity.

4.3  Brokers

     CMS has not incurred any liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transaction contemplated by this Agreement for which Purchaser shall have any responsibility whatsoever.

4.4  Noncontravention

     Neither the execution and the delivery of this Agreement, nor the consummation of the transaction contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CMS is subject or any provision of its charter or bylaws, or
(ii), except for the third party preferential rights to purchase, rights of reconveyance, consents to sell or assign or confidentiality agreements, as referenced in Article XX, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which CMS is a party or by which it is bound or to which any of the Assets is subject. 4.5 Terra Shares CMS holds of record and owns beneficially all of the Terra Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interest, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. CMS is not a party to any option, warrant, purchase right, or other contract or commitment that could require CMS to sell, transfer, or otherwise dispose of any capital stock of Terra (other than this Agreement). CMS is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Terra Shares.

4.5  Terra Shares

     CMS holds of record and owns beneficially all of the Terra Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interest, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. CMS is not a party to any option, warrant, purchase right, or other contract or commitment that could require CMS to sell, transfer, or otherwise dispose of any capital stock of Terra (other than this Agreement). CMS is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Terra Shares.

4.6  Legal Compliance

     To the Knowledge of CMS, CMS has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state and local governments (and all agencies thereof) relating to or affecting the Subject Property, except where the failure to comply would not have a material adverse effect upon the affected Asset.

4.7  Excluded Assets

     None of the gas reserves that constitute the Assets or the Terra
Assets will be, as of the Closing Date, dedicated to the Natural Gas Purchase Agreement (effective May 1, 1989) between Midland Cogeneration Venture Limited Partnership and Northern

Michigan Exploration Company and CMS Energy Corporation, as referenced in
Section 1.2.

4.8  Environmental, Health and Safety Matters

     Except as set forth in Section 4.8 of the CMS Disclosure Schedule, CMS is in compliance with all Environment, Health and Safety Requirements insofar as the same pertain to the Assets, except where the failure to comply would not have a material adverse effect upon the Assets, and except as set forth in
Section 4.8 of the Disclosure Schedule, neither CMS nor the Assets is the subject of any order, ruling, proceeding, hearing or investigation, either pending or overtly threatened relating to Environmental, Health and Safety Requirements. Except as set forth in Section 4.8 of the CMS Disclosure Schedule, CMS has not received any written notice, report or other information regarding any actual or alleged material violation of any Environmental, Health and Safety Requirements with respect to the Assets, and as of the Effective Date no condition exists with respect to the Assets that could give rise to future liability or obligations under the Environmental, Health and Safety Requirements.

4.9  Litigation

     Except as set forth in Section 4.9 of the CMS Disclosure Schedule, there is no outstanding injunction, judgment, order, decree, ruling or charge which could have a material adverse effect on the Assets, nor, except as set forth in
Section 4.9 of the CMS Disclosure Schedule, CMS a party to any action, suit, proceeding, hearing or investigation, pending or overtly threatened, which involves the Assets, or CMS's ownership or operation of the Assets.

4.10  Compliance With Contracts

      CMS has performed all of its obligations under the terms of all contracts and agreements pertaining to the Assets except where the failure to perform would not have a material adverse effect upon the Assets, and CMS has not received written notice from any party of an alleged default by CMS under the terms of any contract or agreement, or that any contract or agreement is not valid and enforceable in accordance with its terms insofar, and only insofar, as same relate to the Assets. Anything to the contrary contained herein, notwithstanding, this Section 4.10 does not, and shall not under any circumstances be deemed to include or apply to matters constituting a Title Defect in accordance with Section 13.8, below, whether or not a Claim of Title Defect has been timely and properly asserted with respect thereto.

4.11  Tax Matters

      (a) To the Knowledge of CMS, except as set forth in Section 4.11(a) of the CMS Disclosure Schedule, CMS has paid, or will pay in full all taxes and assessments with respect to the Assets that are due prior to the Effective Date, including all ad valorem, property, production, severance and Other Taxes; to the Knowledge of CMS, except as set forth at Section 4.11(a) of the CMS Disclosure Schedule, all tax returns and reports required to be filed prior to the Effective Date have been or will be timely and accurately filed; and to the Knowledge of CMS, except as set forth in Section 4.11(a) of the CMS Disclosure Schedule, no tax deficiencies have been assessed, nor is there any audit in progress or threatened with respect to taxes due on the Assets.

      (b) (i) All applications for well determinations for each Qualifying Well have been filed with the applicable state and federal agencies under the Natural Gas Policy Act of 1978, as amended (the "NGPA") and the rules and regulations of the Federal Energy Regulatory Commission (the "FERC") under NGPA (the "NGPA Regulations") requesting a determination that all of the gas produced from each Qualifying Well is produced from "Devonian shale". Each such application has been approved by the applicable state agency and by the FERC and has been finally approved under and in accordance with section 503 of the NGPA (as evidenced by appropriate FERC certification). Such applications comply with the requirements of the NGPA and NGPA Regulations. True and correct copies of such certifications have been furnished to Buyer. No further applications are required under the NGPA and the NGPA Regulations to allow the legal sale of all gas produced from the Qualifying Wells at a price equal to the price for such gas currently being received. No production from the Qualifying Wells qualifies for incentive prices under section 107 of the NGPA or the deregulation provisions of the NGPA or Subtitle 13 of Title I of the NGPA.

          (ii)      A)   Except as set forth at Section 4.11(b) of the CMS
                         Disclosure Schedule, each Qualifying Well was drilled
                         (within the meaning of section 29(f) of the Code) after December 31, 1979 and prior to January 1, 1993, and was completed as a well capable of producing from the formation described in section 3.01(x) (iii) of the NGPA; and

                    B) All gas (except carbon dioxide) produced from each Qualifying Well is a "qualified fuel" under section 29(c) of the Code.

          (iii) Except as set forth at Section 4.11(b) of the CMS Disclosure Schedule, the Qualifying Wells are perforated only in the Antrim Formation and the gas produced from each Qualifying Well is not commingled with any gas from that Qualifying Well that is not produced from such formation.

          (iv) Prior to January 1, 1980, there was no production of coal seam, Devonian shale, geopressured brine or tight formation gas in marketable quantities from the "property" (as used in section 29 of the Code) on which any Qualifying Well is located.

          (v) No oil or gas produced from the Qualifying Wells qualifies or has qualified for the enhanced oil recovery credit or any other credit under section 43 of the Code and none has been claimed or taken on such oil or gas.

          (vi) No credits referred to in section 29(b)(4) have been claimed with respect to any Qualifying Wells.

          (vii) None of the special financing arrangements described in subclauses (I), (II), or (III) of section 29(b) (3)(A)(i) of the Code have been provided in connection with any project that includes any of the Qualifying Wells.

4.12  Compliance With Permits and Licenses

      To the Knowledge of CMS, CMS possesses all material federal, state and local governmental and regulatory franchises, rights, privileges, permits, grants, concessions, licenses, certificates, variances, authorizations and approvals necessary to own and/or operate the Subject Property.

      To the Knowledge of CMS, except as listed at Section 4.12 of the CMS Disclosure Schedule, all Permits which are to remain in effect after the Closing, are in full force and effect and will continue in full force and effect through the Closing Date. To the Knowledge of CMS, except as listed at Section
4.12 of the

CMS Disclosure Schedule, CMS is not in default in any material respect under the terms of any Permit which is to survive the Closing, nor to the Knowledge of CMS, has it received notice of any material default thereunder which has not, or will not be resolved as of the Closing Date.

4.13  Title

      Subject to Section 18.1, below, and except for the Permitted Encumbrances, as defined in Section 13.7, below, CMS has Defensible Title, as defined in
Section 13.6, below, to the Assets free and clear of all material Title Defects, as defined in Section 13.8, below.

4.14  Consents, Approvals and Rights to Acquire

      Except for consents, required notices to, filings with or other actions by governmental entities which are customarily obtained subsequent to Closing, and except as set forth at Section 4.14 of the CMS Disclosure Schedule, to the Knowledge of CMS, no consent, approval, notice to or filing with any government or governmental agency, or any other party, is required in connection with the execution, delivery and performance of this Agreement by CMS, or as a condition to the validity or enforceability of this Agreement and the consummation of the transaction contemplated by this Agreement. Subject to the provisions of Article XX, below, CMS shall identify and properly notify all parties who hold any preferential right or option to purchase the Assets, or any part thereof, or whose consent is required to transfer the Assets or any portion thereof.

4.15  Gas Contracts

      Except as set forth at Section 4.15 of the CMS Disclosure Schedule, to the Knowledge of CMS production from or attributable to the Subject Property is not dedicated to any gas sales contracts, other than those which are terminable upon thirty (30) day written notice.

4.16  Securities Disclosure/Representation

      CMS is acquiring the QRI Stock for its own account and not with a view to or for offer or resale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations pertaining to the Securities Act, or a distribution thereof in violation of the Security Act, or any other applicable federal or state securities laws. CMS is not acting as an undisclosed agent for any other party or parties. CMS is an Accredited Investor.

      CMS acknowledges that Purchaser has entered into this Agreement and will consummate the transaction contemplated by this Agreement, in reliance on CMS's representations and warranties under this Article IV.

                    ARTICLE V - REPRESENTATIONS OF PURCHASER

      Purchaser represents and warrants to CMS that each of the statements and representations contained in this Article V are true, correct and complete as of the date of this Agreement, and will be true, correct and complete as of the Closing Date:

5.1   Existence

      Purchaser is incorporated under the business corporation statute of the State of Delaware and is in good standing in the state, and is qualified to carry on its business in the State of Michigan and is in good standing as a foreign corporation under the business corporation statute of the State of Michigan.

5.2   Execution

      The execution, delivery and performance of this Agreement by Purchaser, and the transaction contemplated by this Agreement, will not violate (i) any provision of the certificate or articles of incorporation or bylaws of Purchaser, (ii) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, (iii) any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (iv) any law, rule or regulation applicable to Purchaser.

5.3   Authorization

      The execution, delivery and performance of this Agreement and the transaction contemplated by it have been authorized by requisite corporate action on the part of Purchaser. This Agreement has been executed by an officer or other representative of Purchaser empowered by Purchaser to execute this Agreement, and it has been delivered by Purchaser. At the Closing, all documents and instruments required to be executed and delivered by Purchaser shall have been so executed and delivered. This Agreement does, and the documents and instruments executed and delivered shall, constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws in effect relating to the rights and remedies of creditors, as well as to general principles of equity. Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transaction contemplated by this Agreement.

5.4   Brokers

      Purchaser has not incurred any liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transaction contemplated by this Agreement for which CMS shall have any responsibility whatsoever.

5.5   Noncontravention

      Neither the execution and the delivery of this Agreement, nor the consummation of the transaction contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject.

5.6   Independent Evaluation and Title Review

      Purchaser will be afforded the opportunity, at its own cost and risk, to inspect the Assets and the Terra Assets and to examine copies of data and records in CMS's and Terra's possession affecting the Assets and the Terra Assets. Purchaser will be given access to all title, division order files, contract and lease records and data, and all production, engineering, environmental and other technical data, insofar as the foregoing relates to the Assets and the Terra Assets, (but not including data and records which CMS, in its sole discretion considers to be privileged, proprietary or confidential to it and which are not directly related to the condition, quality and quantity of the Assets, or which CMS or Terra cannot legally provide Purchaser because of third party restriction on CMS or Terra, or disclosure of which will violate any agreement to which CMS or Terra is a party). PURCHASER ACKNOWLEDGES THAT EXCEPT AS OTHERWISE SPECIFIALLY PROVIDED IN THIS AGREEMENT, CMS HAS MADE NO REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION OF THE ASSETS OR THE TERRA ASSETS, THE ACCURACY OR COMPLETENESS OF ANY DATA AND RECORDS PROVIDED BY CMS OR TERRA, OR AS TO CMS'S TITLE TO THE ASSETS OR TERRA'S TITLE TO THE TERRA ASSETS. IN ENTERING INTO AND PERFORMING THIS AGREEMENT, EXCEPT FOR, AND TO THE EXTENT OF THE REPRESENATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES IV AND VI, PURCHASER HAS RELIED AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO THE ASSETS AND THE TERRA ASSETS, THEIR CONDITION, VALUE AND CMS'S AND TERRA'S TITLE THERETO. The rights of Purchaser under this
Section 5.6 are expressly subject to the provisions of Article XII and Article XIII, and except as specifically set forth in Article XII and Article XIII there shall be no contingency to Purchaser completing the transaction contemplated by this Agreement, with respect to such review and evaluation of the Assets and the Terra Assets.

5.7   Securities Disclosure/Representation

      Purchaser is acquiring the Assets for its own account and not with a view to or for offer or resale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations pertaining to the Securities Act, or a distribution thereof in violation of the Security Act, or any other applicable federal or state securities laws. Purchaser is not acting as an undisclosed agent for any other party or parties. Purchaser is an Accredited Investor. Purchaser is and has been actively involved in the business of owning and operating producing oil and gas properties for a period in excess of five (5) years prior to the Effective Date, is knowledgeable about the oil and gas exploration and production business, and is not relying on CMS with regard to any expectations Purchaser may have about any future income it may receive from the Assets or the Terra Assets.

5.8   Bonds and Permits

      Purchaser or its designated operator, other than Terra, shall, as of the Closing Date have all bonds which are designated at Attachment J. Purchaser shall furnish CMS proof that such bonds are in full force and effect with respect to the Subject Property and the Terra Property. As to those portions of the Subject Property and Terra Property for which CMS is named operator on the State of Michigan well permit, Purchaser agrees, if necessary to take an assignment of all such well permits in its name or in the name of its designee, other than Terra.

5.9   Section 29 Tax Credits

      Purchaser acknowledges that CMS will take or claim the section 29 tax credits for production from the Qualifying Wells attributable to the Interim Period, and Purchaser agrees not to take or claim such tax credits.

      Purchaser acknowledges that CMS has entered into this Agreement, and will consummate the transaction contemplated by this Agreement, in reliance on Purchaser's representations and warranties under this Article V.

                 ARTICLE VI - REPRESENTATIONS CONCERNING TERRA

      CMS represents and warrants to Purchaser that except as set forth in the Terra Disclosure Schedule delivered by CMS to Purchaser on the date hereof and initialed by the Parties, a copy of which is attached hereto as Attachment K, each of the statements and representations contained in this Article VI are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date.

6.1   Organization, Qualification and Corporate Power

      Each of Terra and its Subsidiaries, and to the Knowledge of CMS, Terra's Affiliates, is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each of Terra and its Subsidiaries, and to the Knowledge of CMS, Terra's Affiliates, is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of Terra, its Subsidiaries and Affiliates, taken as a whole. Each of Terra and its Subsidiaries, and to the Knowledge of CMS, Terra's Affiliates has full power and authority to carry on the businesses in which it is presently engaged and to own and use the properties owned and used by it. The Terra Disclosure Schedule, at Section 6.1 thereof, identifies all of the Subsidiaries and Affiliates of Terra, and also lists the directors and officers of each of Terra and its Subsidiaries.

6.2   Capitalization

      The entire authorized capital stock of Terra consists of twenty million (20,000,000) shares, of which twelve million sixty-five thousand four hundred and twenty-two (12,065,422) Terra Shares are issued and outstanding. The issued and outstanding Terra Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by CMS. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require CMS or Terra to issue, sell, or otherwise cause to become outstanding any of the capital stock of Terra. Except as listed on the Terra Disclosure Schedule at Section 6.2 thereof, the Terra Shares are free of any pledge, lien, security interest or other encumbrance, and as of the Closing Date, the Terra Shares shall be free and clear of any pledge, lien, security interest or other encumbrance so listed at Section 6.2 of the Terra Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Terra.

6.3   Noncontravention

      To the Knowledge of CMS, neither the execution and the delivery of this Agreement, nor the consummation of the transaction contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Terra and its Subsidiaries is subject, or any provision of the charter, bylaws or operating agreement of any of Terra and its Subsidiaries or (ii) except as listed on the Terra Disclosure Schedule at Section 6.3 thereof, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which any of Terra and its Subsidiaries is a party or by which it is bound or to which any of the Terra Assets is subject (or result in the imposition of any Security Interest upon any of the Terra Assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of Terra and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transaction contemplated by this Agreement. To the Knowledge of CMS, except as listed on the Terra Disclosure Schedule at Section 6.3 thereof, none of Terra and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transaction contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of Terra and its Subsidiaries taken as a whole or on the ability of CMS to consummate the transaction contemplated by this Agreement.

6.4   Subsidiaries and Affiliates

      The Terra Disclosure Schedule sets forth at Section 6.4 thereof for each Subsidiary (i) its name, any assumed name under which it conducts business and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, if any, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, if any, and (iv) the number of shares of its capital stock held in treasury, if any. All of the issued and outstanding shares of capital stock of each Subsidiary of Terra, have been duly authorized and are validly issued, fully paid, and nonassessable. Terra holds of record and owns beneficially all of the outstanding shares of each corporate Subsidiary of Terra.

6.5   Financial Statements

      Attached hereto at Attachment L are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income as of and for the fiscal year ended December 31, 1997, for Terra and its Subsidiaries consolidated; (ii) unaudited balance sheets and statements of income as of and for the fiscal year ended December 31, 1998 for Terra and each of its Subsidiaries; (iii) unaudited balance sheets and statements of income, (the "Most Recent Financial Statements") as of and for the twelve (12) months ended December 31, 1999 (the "Most Recent Fiscal Month End") for Terra and each of its Subsidiaries; and (iv) the Consolidated Terra Energy Pro Forma Balance Sheet dated December 31, 1999. The Terra consolidated Financial Statements, Terra and each of its Subsidiaries Financial Statements have been extracted from the CMS audited financial statements which have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and accurately, completely and fairly represent the financial condition of Terra as of December 31, 1999, and Terra has no other liabilities or obligations, except as set forth at Section 6.5 of the Terra Disclosure Schedule. However, the Most Recent Financial Statements are subject to normal year-end adjustments.

6.6   Events Subsequent to Most Recent Fiscal Month End

      Since the Most Recent Fiscal Month End, there has not been any material adverse change in the financial condition of Terra and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, since the Most Recent Fiscal Month End none of Terra and its Subsidiaries has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business which may have a material adverse effect on the financial condition of Terra and its Subsidiaries, taken as a whole.

6.7   Legal Compliance

      To the Knowledge of CMS, except as listed on the Terra Disclosure Schedule at Section 6.7 thereof, each of Terra and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of Terra and its Subsidiaries taken as a whole, or on the ability of CMS to consummate the transaction contemplated by this Agreement.

6.8   Tax Matters

      (a) Except as set forth on the Terra Disclosure Schedule at Section 6.8(a) thereof, each of Terra and its Subsidiaries has filed on or before the date hereof (or will timely file) all Tax Returns that are required to be filed on or before the Closing Date, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have a material adverse effect on the financial condition of Terra and its Subsidiaries taken as a whole.

      (b) The Terra Disclosure Schedule at Section 6.8(b) thereof, (i) lists all Tax Returns filed with respect to any of Terra and its Subsidiaries for taxable periods commencing on or after August 31, 1995, (ii) indicates those Tax Returns that have been audited, and
          (iii) indicates those Tax Returns that currently are the subject of audit. CMS has delivered to Purchaser correct and complete copies of all Tax Returns, including Federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Terra and its Subsidiaries since August 31, 1995.

      (c) All such Tax Returns for taxable years or periods ending on or before December 31, 1998 are (or will be) complete and accurate in all material respects and disclose all Taxes required to be paid by Terra and its Subsidiaries for the periods covered thereby, except for Taxes for which adequate reserves have been established by Terra or its Subsidiaries and such reserves are reflected in the computation of Terra's consolidated net working capital and all Taxes shown to be due on such Tax Returns have been timely paid or are reflected in the computation of Terra's consolidated net working capital, and further except for any adjustments which may be made to the Tax Return for the period ending December 31, 1998 pursuant to an Internal Revenue Service audit.

      (d) Except as set forth on the Terra Disclosure Schedule at Section
          6.8(d) thereof, none of Terra or its Subsidiaries have waived or been requested to waive any statute of limitations in respect of any Taxes.

      (e) Except as set forth on the Terra Disclosure Schedule at Section
          6.8(e) thereof, the Tax Returns for taxable years or periods ending on or before December 31, 1998 have been examined by the Internal Revenue Service, or the period for assessment of Taxes in respect of which such Tax Returns were required to be filed has expired.

      (f) Except as set forth on the Terra Disclosure Schedule at Section
          6.8(f) thereof, there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of CMS, proposed or threatened with respect to Taxes of Terra or its Subsidiaries for taxable years or periods ending on or before December 31, 1998 and, to the Knowledge of CMS, no basis exists therefor for which adequate reserves have not been established and such reserves are reflected in the computation of Terra's consolidated net working capital.

      (g) Except as set forth on the Terra Disclosure Schedule at Section 6.8(g) thereof, all deficiencies asserted or assessments made as a result of any examination of the Tax Returns for taxable years or periods ending on or before December 31, 1998 have been paid in full or are reflected in the computation of Terra's consolidated net working capital.

      (h) Except as set forth on the Terra Disclosure Schedule at Section 6.8(h) thereof, there are no Tax indemnity agreements to which Terra or its Subsidiaries are a party or are bound.

      (i) There are no liens for Taxes upon the Terra Assets, except liens relating to current Taxes not yet due or which are reflected in the computation of Terra's consolidated net working capital.

      (j) All Taxes which Terra or its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued.

      (k) To the Knowledge of CMS, any accruals for deferred Taxes are adequate to cover any deferred tax liability of Terra and its Subsidiaries determined in accordance with GAAP through the date thereof.

      (l) There are no Tax rulings, requests for private letter rulings or requests for technical advice, in each case initiated by Terra or its Subsidiaries, or requests for a change in method of accounting or closing agreements relating to Terra or its Subsidiaries for Taxes for any period after December 31, 1998.

      (m) None of Terra or its Subsidiaries has filed a consent under section 341(f) of the Code or any comparable provision of state statutes.

      (n) Since January 1, 1999, none of Terra or its Subsidiaries have taken any action not in accordance with past practice that would have the effect of deferring any Tax liability for Terra or any Subsidiary from any taxable period ending on or before December 31, 1998 to any taxable period ending after December 31, 1998.

      (o) Except as set forth on the Terra Disclosure Schedule at Section 6.8(o) thereof, no income or gain of Terra or its Subsidiaries has been deferred pursuant to Treasury Regulations (S)(S) 1.1502-13 or - 14, or Temporary Treasury Regulation (S)(S) 1.1502-13T or -14T.

      (p) None of the Terra Assets is required to be treated as owned by another Person pursuant to section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Equity and Fiscal Responsibility Act of 1982) or is "tax exempt use property" within the meaning of section 168(h) of the Code or is subject to a so-called TRAC lease under section 7701(h) of the Code or any predecessor provision.

      (q) Terra and its Subsidiaries are the owners for Income Tax purposes of all property which it has leased to any Person.

      (r) Neither Terra nor its Subsidiaries have participated in or cooperated with an international boycott, within the meaning of section 999 of the Code, and all filing requirements imposed by section 999 of the Code with respect to Terra and its Subsidiaries have been and will be complied with.

      (s) Neither Terra nor its Subsidiaries have disposed of property in a transaction being accounted for under the installment method pursuant to section 453 or 453A of the Code.

      (t) Neither Terra nor its Subsidiaries has any corporate acquisition indebtedness, as described in section 279(b) of the Code.

      (u) Except as set forth on the Terra Disclosure Schedule at Section 6.8(u) thereof, no Taxes with respect to any period ending on or before December 31, 1998 were paid by Terra or its Subsidiaries (or charged to Terra or its Subsidiaries through any intercompany account or payment) after December 31, 1998.

      (v) Except as set forth on the Terra Disclosure Schedule at Section 6.8(v) thereof, no portion of the Terra Assets (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal Tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes "partnership property" (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership.

      (w) (i) All applications for well determinations for each Qualifying Well have been filed with the applicable state and federal agencies under the Natural Gas Policy Act of 1978, as amended (the "NGPA") and the rules and regulations of the Federal Energy Regulatory Commission (the "FERC") under the NGPA (the "NGPA Regulations") requesting a determination that all of the gas produced from each Qualifying Well is produced from "Devonian shale". Each such application has been approved by the applicable state agency and by the FERC and has been finally approved under and in accordance with section 503 of the NGPA (as evidenced by appropriate FERC certification). Such applications comply with the requirements of the NGPA and the NGPA Regulations. True and correct copies of such certifications have been furnished to Buyer. No further applications are required under the NGPA and the NGPA Regulations to allow the legal sale of all gas produced from the Qualifying Wells at a price equal to the price for such gas currently being received. No production from the Qualifying Wells qualifies for incentive prices under section 107 of the NGPA or the deregulation provisions of the NGPA or Subtitle 13 of Title I of the NGPA.

          (ii) A) Except as set forth at Section 6.8(w) of the Terra Disclosure Schedule, each Qualifying Well was drilled (within the meaning of section 29(f) of the Code) after December 31, 1979 and prior to January 1, 1993, and was completed as a well capable of producing from the formation described in section 3.01(x)(iii) of the NGPA; and

                B) All gas (except carbon dioxide) produced from each Qualifying Well is a "qualified fuel" under section 29(c) of the Code.

          (iii) Except as set forth at Section 6.8(w) of the Terra Disclosure Schedule, the Qualifying Wells are perforated only in the Antrim formation and the gas produced from each Qualifying Well is not commingled with any gas from that Qualifying Well that is not produced from such formation.

          (iv) Prior to January 1, 1980, there was no production of coal seam, Devonian shale, geopressured brine or tight formation gas in marketable quantities from the "property" (as used in section 29 of the Code) on which any Qualifying Well is located.

          (v) No oil or gas produced from the Qualifying Wells qualifies or has qualified for the enhanced oil recovery credit or any other credit under section 43 of the Code and none has been claimed or taken on such oil or gas.

          (vi) No credits referred to in section 29(b)(4) have been claimed with respect to any Qualifying Wells.

          (vii) None of the special financing arrangements described in subclauses (I), (II), or (III) of section 29(b)(3)(A)(i) of the Code have been provided in connection with any project that includes any of the Qualifying Wells.

6.9   Powers of Attorney

      To the Knowledge of CMS, there are no outstanding powers of attorney executed on behalf of any of Terra and its Subsidiaries.

6.10  Litigation

      Except as set forth in Section 6.10 of the Terra Disclosure Schedule there is no outstanding injunction, judgment, order, decree, ruling or charge which could have a material adverse effect on the Terra Assets, nor, except as set forth in Section 6.10 of the Terra Disclosure Schedule is CMS or Terra a party to any action, suit, proceeding, hearing or investigation, pending or overtly threatened which involves the Terra Assets, or Terra's ownership or operation of the Terra Assets.

6.11  Employees and Employee Benefits

      (a) As of the Effective Date, Terra has no employees or any continuing obligations to any former employee(s) of Terra.

      (b) Neither Terra nor its Subsidiaries maintains or contributes to any Employee Benefit Plan, Employee

          Pension Benefit Plan, Employee Welfare Benefit Plan or Multiemployer Plan.

     (c) There are no claims or actions pending against Terra or its Subsidiaries asserted by any Person or former employee, or any governmental agency or body with respect to any employee matter, and to the Knowledge of CMS there are no claims or actions relating to any employment matter threatened against Terra or its Subsidiaries.

6.12  Environmental, Health and Safety Matters

      Except as set forth in Section 6.12 of the Terra Disclosure Schedule, Terra is in compliance with all Environmental, Health and Safety Requirements insofar as the same pertain to the Terra Assets, except where the failure to comply would not have a material adverse effect upon the Terra Assets; and except as set forth in Section 6.12 of the Terra Disclosure Schedule, neither Terra nor the Terra Assets is the subject of any order, ruling, proceeding, hearing or investigation, either pending or overtly threatened relating to Environmental, Health and Safety Requirements. Except as set forth in Section
6.12 of the Terra Disclosure Schedule, neither CMS nor Terra has received any written notice, report or other information regarding any actual or alleged material violation of any Environmental, Health and Safety Requirements with respect to the Terra Assets, and as of the Effective Date no condition exists with respect to the Terra Assets that could give rise to future liability or obligations under the Environmental, Health and Safety Requirements.

6.13  No Guaranties; Extension of Credit

      Except as set forth in the Terra Disclosure Schedule at Section 6.13 thereof, and further except for customary indemnification and guaranty provisions contained in any operating agreement or other commonly employed oil and gas agreements, and further except for extensions of credit made in the Ordinary Course of Business, no material obligations or liabilities of Terra or its Subsidiaries are guaranteed by or subject to a similar contingent obligation of any other Person, nor has Terra or its Subsidiaries guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of, or extended credit to any other Person. With respect to the CMS Oil and Gas Company Credit Agreement referenced at Section 6.13 of the Terra Disclosure Schedule, CMS represents that it will obtain a release of Terra as guarantor thereunder at or prior to the Closing Date.

6.14  Permits

      To the Knowledge of CMS, each of Terra and its Subsidiaries and Affiliates possesses all material federal, state and local governmental and regulatory franchises, rights, privileges, permits, grants, concessions, licenses, certificates, variances, authorizations, approvals, and other material authorizations (including any amendments to any thereof) necessary to own or lease and operate the Terra Assets and to conduct its business as now conducted (collectively, the "Permits").

      To the Knowledge of CMS, except as listed on the Terra Disclosure Schedule at Section 6.14 thereof, all Permits are in full force and effect and will continue in full force and effect through the Closing Date. To the Knowledge of CMS, except as listed on the Terra Disclosure Schedule at Section 6.14 thereof, neither Terra nor its Subsidiaries and Affiliates is in default in any material respect under the terms of any Permit nor to the Knowledge of CMS has Terra or its Subsidiaries and Affiliates received notice of any material default thereunder which has not, or will not be resolved as of the Closing Date.

6.15  Compliance With Contracts

      Terra has performed all of its obligations under the terms of all contracts and agreements pertaining to the Terra Assets, except where the failure to perform would not have a material adverse effect upon the Terra Assets, and neither CMS nor Terra has received written notice from any party of an alleged default by Terra under the terms of any contract or agreement, or that any contract or agreement is not valid and enforceable in accordance with its terms insofar, and only insofar, as same relate to the Terra Assets. Anything to the contrary contained herein, notwithstanding, this Section 6.15 does not, and shall not under any circumstances be deemed to include or apply to matters constituting Title Defects in accordance with Section 13.8, below, whether or not a Claim of Title Defect has been timely and properly asserted with respect thereto.

6.16  Title

      Subject to Section 18.1, below, and except for the Permitted Encumbrances, as defined in Section 13.7, below, Terra has Defensible Title, as defined in
Section 13.6, below, to the Terra Assets free and clear of all material Title Defects, as defined in Section 13.8, below.

6.17  Consents, Approvals and Rights to Acquire

      Subject to the provisions of Article XX, below, CMS shall identify and properly notify all parties who hold any preferential right or option to purchase the Terra Assets, or any part thereof, or whose consent is required to consummate the transaction contemplated by this Agreement.

6.18  Gas Contracts

      Except as set forth at Section 6.18 of the Terra Disclosure Schedule, to the Knowledge of CMS, production from or attributable to the Terra Property is not dedicated to any gas sales contracts, other than those which are terminable upon thirty (30) day written notice.

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

6.19  Material Contracts

      Except as contemplated by this Agreement, and except as set forth in a schedule of material contracts to be furnished by CMS to Purchaser on or before March 27, 2000, or in any Attachment to this Agreement, and except for those agreements, instruments or documents included in subpart (b) below, to the extent contained in the files and records, including without limitation computer files and records, located either at Terra's offices in Traverse City, Michigan or CMS's offices in Houston, Texas, and made fully available to Purchaser, neither Terra nor any of its Subsidiaries is a party to or is bound by any material written or oral contract, agreement, commitment or instrument or amendment to any of the foregoing (excluding any of the foregoing which has been fully performed by all parties) of the type or in the nature of those enumerated below:

     (a) for the purchase, sale or lease (except if the scheduled lease payments are less than $10,000 per year) of real property;

     (b) relating to oil and gas leases, licenses, permits and similar arrangements, operating agreements, farm-out and farm-in agreements, service contracts and similar agreements, option agreements, pooling and unitization agreements, production marketing agreements, gas balancing agreements, gas purchase and sales contracts, production sales contracts, processing agreements, permits, licenses and orders, easements, rights of way, pipeline agreements, exploration agreements, participation agreements, oil sales contracts, and all agreements or amendments relating to the same, or assignments of rights or obligations under any such agreements, all relating to the exploration for or the development, production, treating, processing, transportation or marketing of hydrocarbons;

     (c) which provides for, or relates to, the guarantee by Terra or any of its Subsidiaries of any obligation of any customers, suppliers, officers, directors, employees or affiliates of Terra or such Subsidiaries;

     (d) which provides for, or relates to, the incurrence by Terra or any of its Subsidiaries of debt for borrowed money in excess of $10,000;

     (e) which provides for, or relates to, any non-competition or confidentiality arrangement with any person, including any current or former director, officer or employee of Terra or any of its Subsidiaries;

     (f) for capital expenditures in excess of $25,000 for any single project or related series of projects;

     (g) any partnership, joint venture or other similar arrangements or agreements involving a sharing of profits or losses;

     (h) which (other than contracts, agreements, commitments and instruments of the nature described in clauses (a) through (g) above) involve payments or receipts by Terra or any of its Subsidiaries of more than $10,000; and

     (i) for any purpose which is material to the business of Terra and its Subsidiaries taken as a whole.

6.20 Disclaimer of All Other Representations and Warranties

     Except as expressly set forth in Article IV and this Article VI, CMS makes no representation or warranty, express or implied, at law or in equity, in respect of the Assets, the Terra Assets, or the assets of any of Terra's Subsidiaries or Affiliates, including, without limitation, with respect to merchantability or fitness for any particular purpose of the Assets, the Terra Assets or the assets of any of Terra's Subsidiaries or Affiliates, and any such other representations or warranties are hereby expressly disclaimed.

                   ARTICLE VII - OPERATIONS AND CASUALTY LOSS

7.1  Revenues and Expenses

     During the Interim Period, CMS shall continue to receive proceeds from the sale of hydrocarbons produced from or allocated to the Subject Property and the Terra Property and all other proceeds attributable to the Assets and the Terra Assets. CMS and Terra will continue to pay expenses attributable to the Assets and the Terra Assets in the same manner as before the Effective Date. At Closing, the Purchase Price shall be adjusted for such proceeds and expenses in the manner set forth in Section 3.3, above.

7.2  Operations and Loss of Assets and Terra Assets

      (a) Purchaser acknowledges that portions of the Subject Property and the Terra Property may be producing oil and/or gas properties, or may be pooled with producing oil and/or gas properties. Purchaser agrees that until

          Closing, the Assets and the Terra Assets may continue to be operated and hydrocarbons will continue to be produced from the Subject Property and the Terra Property or properties pooled therewith. CMS and Terra, as to the portions of the Subject Property and the Terra Property which CMS or Terra now operates, shall continue to operate the same in a good and workmanlike manner until the Transfer Date, when such operations, to the extent permitted by applicable contracts and agreements, shall be turned over to and become the responsibility of Purchaser; unless an applicable unit, pooling, communitization or operating agreement otherwise requires, in which case (unless Purchaser and CMS otherwise agree) CMS or Terra shall continue the physical operation of such portions of the Subject Property and the Terra Property, if permitted by, and pursuant to and under the terms of such applicable contract(s) and agreement(s), until such time after Closing as such applicable contract(s) and agreement(s) may require; provided, however, if the transaction contemplated by this Agreement proceeds to Closing, then Purchaser shall assume all risk of, and CMS shall have no liability to Purchaser for, losses or damages sustained, or liabilities incurred, except as may result directly from CMS's gross negligence or willful misconduct in conducting the operation of the Subject Property and the Terra Property (or portions thereof) after the Effective Date. Any such loss, damage or liability which Purchaser seeks to impose on CMS, shall be limited to the rights and remedies provided a non-operator under the applicable contract(s) or agreement(s). Purchaser shall have no recourse against CMS if the applicable contract(s) or agreement(s) delay or prevent Purchaser from assuming operation of the operated portions of the Subject Property and the Terra Property. In no event shall CMS be required to operate the operated portions of the Subject Property or the Terra Property for a period longer than two (2) months after the Closing Date. In the event that Purchaser is unable, for any reason, to assume operatorship of any of the Subject Properties or the Terra Properties which CMS continues to operate as of that date, then CMS will appoint Purchaser as its contract operator, and Purchaser shall, and does hereby agree to assume all operations on the operated portions of the Subject Property and the Terra Property. Purchaser shall thereafter assume and be responsible for, and shall defend, indemnify, and hold CMS, its parents, affiliates and subsidiary corporations, as well as CMS's and their officers, directors, shareholders, employees, and agents, harmless from, against and in respect of any and all Claims based upon, arising out of or related to operation of the operated portions of the Subject Property and the Terra Property, including but not limited to accounting, disbursement of revenues and other general administrative matters relating thereto. Purchaser shall be entitled to all applicable fees and charges relating to such operations which are attributable to periods from and after the date on which Purchaser assumes operatorship of each of the wells and units comprising the operated portions of the Subject Property and the Terra Property. Operation of any portion of the Subject Property or the Terra Property from and after the Effective Date by CMS shall be for and on behalf of Purchaser, and CMS shall make appropriate charges to Purchaser, including overhead charges, for the share of all such charges attributable to the Subject Property and the Terra Property, and to all other working interest owners, which charges shall be retained by CMS and not paid or credited to Purchaser regardless of when invoiced and received. Except as otherwise provided in Sections 8.4 and 15.2(k),below, all such charges shall be made in accordance with the applicable operating agreement for each such property, or the applicable contract which otherwise controls. If there are no presently effective operating agreements or contracts, then such charges will be in accordance with the applicable COPAS rate for the area and type of well to which the charges apply, as determined by CMS. Any such charges and expenses due from Purchaser or which are due from third parties and are received by Purchaser, regardless of when invoiced and received, may be recovered by CMS as part of the Closing or Post-Closing Adjustments (pursuant to Sections 15.2(e) and 16.2, below), as appropriate. Purchaser, its heirs, successors, and affiliates shall assume the risk of, and shall defend, indemnify, and hold CMS, its parents, affiliates, and subsidiary corporations, as well as CMS's and their officers, directors, shareholders, employees and agents, harmless from, against and in respect of any and all Claims, based upon, arising out of, or attributable to personal injury, loss of life or damage to property suffered or sustained as the result of any action or activity related to operation of the Subject Property and the Terra Property on or after the Effective Date, except to the extent that such personal injury, loss of life or damage to property was exclusively and directly caused by CMS's gross negligence or willful misconduct.

      (b) Purchaser acknowledges and agrees that CMS cannot and does not covenant or warrant that Purchaser shall become successor operator of all or any part of the portion of the Subject Property which CMS currently operates, nor that Terra shall be allowed to continue as operator of all or any part of the portions of the Terra Property which it operates, since the Subject Property and the Terra Property may be subject to unit, pooling, communitization or operating agreements or other agreements which control the appointment of a successor operator. Purchaser will take the necessary action to attempt to succeed CMS, or to allow Terra to continue as operator as to all properties operated by CMS or Terra as of the Effective Date. CMS agrees, however, that as to the portion of the Subject Property which it operates, where it will assist to facilitate the appointment of a successor operator, CMS will, upon Purchaser's written request, resign as operator at

          Closing. Purchaser will act expeditiously to take all reasonable measures, including, but not limited to, taking action prior to Closing if the Parties mutually agree that such action is appropriate, to have Purchaser appointed successor operator of those portions of the Subject Property which CMS operates, or, if the necessary votes under the applicable agreement(s) cannot be obtained to appoint Purchaser as successor operator, to have another working interest owner of such properties appointed successor operator, per the terms of any applicable operating or other agreement(s).

      (c) If the transaction contemplated by this Agreement proceeds to closing, then the risk of casualty loss of the Assets and the Terra Assets shall pass to Purchaser as of the Effective Date. CMS shall maintain its current insurance on the Assets and the Terra Assets through the Transfer Date, and the Purchase Price shall be adjusted upward to reflect a prorata share of the paid premiums of all such insurance attributable to periods after the Effective Date. Attached hereto as Attachment M is a schedule of the insurance coverages which CMS presently maintains with respect to the Assets and the Terra Assets. CMS shall be entitled to receive any and all insurance proceeds relating to the Assets and the Terra Assets attributable to events which occurred prior to the Effective Date, and if the transaction contemplated by this Agreement proceeds to Closing, then Purchaser shall be entitled to receive any and all insurance proceeds attributable to events which occur on or after the Effective Date. In addition, Purchaser shall assume all risk of any change in condition of the Assets and the Terra Assets which occurs during the Interim Period, except to the extent any change in condition is exclusively and directly caused by the gross negligence or willful misconduct of CMS or Terra.


                 ARTICLE VIII - PRE-CLOSING OBLIGATIONS OF CMS

8.1  Encumbrances

     During the Interim Period, except as otherwise approved by Purchaser and except for the operation of the Subject Property and the Terra Property and the production and sale of hydrocarbons from or allocable to the Subject Property and the Terra Property in the Ordinary Course of Business as otherwise provided in this Agreement, CMS and Terra shall not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets or the Terra Assets (other than as required in connection with the exercise by third parties of preferential rights to purchase or rights of reconveyance or similar rights, applicable to any portion of the Assets or the Terra Assets as provided in Article XX).

8.2  Approvals/Consents

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

     During the Interim Period, CMS covenants and agrees that it will use reasonable efforts to identify and obtain all permissions, approvals and consents by any governmental authorities or agencies as may be required to consummate the transaction contemplated hereunder (excluding governmental permissions, approvals and consents which are customarily obtained after the assignment of an oil and gas lease or interest). Consistent with Section 9.1, below, Purchaser shall assist CMS in timely identifying and obtaining all such items. The Parties shall cooperate to identify all such permissions, approvals and consents in a timely manner so as to permit the Closing to occur on or before the Closing Date. Except for an appropriate adjustment to the Purchase Price, consistent with Attachment H, Purchaser shall have no recourse against CMS with regard to any loss occasioned by the failure to properly identify or timely notify any such permission, approval or consent. CMS shall promptly notify Purchaser of any written claim received by CMS from any third party relating to such permissions, approvals or consents.

8.3  Notices and Consents

     CMS shall, and will cause each of Terra and its Subsidiaries to give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4.4 and Section 6.3, above, if any.

8.4  Operation of Business

     CMS will not cause or permit any of Terra and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, which may have a material adverse effect on the financial condition of Terra and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, CMS will not cause or permit any of Terra and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business the primary purpose or effect of which will be to generate or preserve Cash. From and after the date of this Agreement, neither CMS nor Terra shall incur or consent to any extraordinary or unusual expense with respect to the Assets or the Terra Assets in excess of $50,000.00 without first obtaining Purchaser's written consent.

8.5  Full Access

     CMS will permit, and CMS will cause each of Terra and its Subsidiaries to permit representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of CMS, Terra and its Subsidiaries, to all premises, properties, personnel, books, financial and other records (including without limitation tax records and to the extent prepared, net operating statements for the years 1997, 1998 and 1999), contracts, and documents of or pertaining to each of the Assets and the Terra Assets. CMS shall also permit representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal operations of the Assets and the Terra Assets, to the Subject Property and the Terra Property. Purchaser shall defend, indemnify and hold CMS, and its successors and assigns, harmless from, against and in respect of any and all Claims incurred by CMS by reason of damage or injury to any person or property caused directly or indirectly as a result of Purchaser's inspection of the Assets and the Terra Assets. Purchaser will treat and maintain as such any Confidential Information it receives from CMS, Terra, or its Subsidiaries and Affiliates in the course of the review contemplated by this Section 8.5, and will not use any of the materials received from CMS, Terra, and its Subsidiaries and Affiliates, or any information derived pursuant to this Section 8.5, including, but not limited to, any Confidential Information, except in connection with this Agreement. All materials reviewed and the results of all tests, reviews, data and evaluations shall be maintained confidential through the Closing Date. In the event the transaction contemplated by this Agreement is not consummated for any reason whatsoever, then Purchaser shall immediately provide all such tests, reviews, data and evaluations, and all written materials, computer materials and other tangible embodiments related thereto to CMS, and shall not maintain copies thereof, and shall maintain such materials, tests, reviews, data and evaluations as Confidential Information, all in accordance and consistent with Section 22.10. Purchaser will treat and hold as such any Confidential Information it receives from CMS, Terra, or its Subsidiaries in the course of the reviews contemplated by this Section 8.5, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the CMS, Terra, and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information which are in its possession, all in accordance with Section 22.10, below.

8.6  Notice of Developments

     CMS will give prompt written notice to Purchaser of any matter which CMS discovers, or of which CMS is made aware, which causes, or with the passage of time or the giving of notice, may cause any of the representations or warranties set forth in Article IV and Article VI to be untrue, incorrect or incomplete. Subject to the provisions of Sections 9.6 and 17.1(d), below, no disclosures by CMS pursuant to this Section 8.6, however, shall be deemed to prevent or cure any misrepresentation or breach of warranty.

               ARTICLE IX - PRE-CLOSING OBLIGATIONS OF PURCHASER

9.1  Approvals/Consents

     During the Interim Period, Purchaser covenants and agrees it will assist CMS in identifying and obtaining all permissions, approvals and consents, of any governmental authorities or agencies as may be required to consummate the transaction contemplated hereunder (excluding governmental permissions, approvals and consents which are customarily obtained after the assignment of an oil and gas lease or interest). The Parties shall cooperate to identify all such permissions, approvals and consents in a timely manner so as to permit the Closing to occur on or before the Closing Date. Except for an appropriate adjustment to the Purchase Price, consistent with Attachment H, Purchaser shall have no recourse against CMS with regard to any loss occasioned by the failure to properly identify or timely notify any such permission, approval or consent. Purchaser shall promptly notify CMS of any written claim received by Purchaser from any third party relating to such permissions, approvals or consents.

9.2  Bonds and Permits

     (a) Attached hereto as Attachment J is a list of all bonds held by CMS, or held by Terra and backed by CMS, relating to the Assets and the Terra Assets. Purchaser has represented to CMS that it or its designated operator, other than Terra, shall, as of the Closing Date have all required federal, state and local lease and operating bonds. Purchaser shall provide CMS with satisfactory proof that the bonds are in full force and effect for the Assets and the Terra Assets as of the Closing Date or as soon thereafter as is reasonably possible. Purchaser hereby covenants and agrees to defend, indemnify and hold CMS, Terra, its parent, subsidiary and affiliate entities, and CMS's and their officers, directors, employees and agents, harmless from and against any and all Claims in connection with any loss under or claims relating to any of the bonds listed on Attachment J from and after the Effective Date.

     (b) Purchaser shall be responsible, and shall use its reasonable best efforts to the extent that it has the ability, to confirm or do all things necessary so that the transaction contemplated by this Agreement does not cause the breach of any terms or conditions of the Permits or the forfeiture or impairment of any rights thereunder and that no consents, approvals or acts of, or the making of any filing with, any governmental body, regulatory commission or other party will be required to be obtained in respect of any Permit as a result of the consummation of the transaction contemplated by this Agreement. CMS agrees to use its reasonable commercial best efforts to cooperate with Purchaser and to assist Purchaser to effectuate the foregoing.

9.3  Corporate Documentation

     On or before the Closing Date, Purchaser shall provide CMS the documents set forth in this Section 9.3. All documents shall be dated no earlier than thirty (30) days before Closing.

     (a) Certificate of Good Standing certified by the Secretary of State for the state in which Purchaser is incorporated.

     (b) A current statement, certified by the Secretary of State for the State of Michigan, that Purchaser is authorized to do business in the State of Michigan and is in good standing as a foreign corporation.

     (c) A copy of a resolution by the board of directors of Purchaser authorizing the transaction intended by this Agreement and authorizing the individual who executes this Agreement and any conveyance instrument on behalf of the corporation to do so, certified by the corporate secretary or assistant secretary of Purchaser.

     (d) A certificate of the secretary or assistant secretary of Purchaser certifying the incumbency and specimen signature of the officer of Purchaser who executes this Agreement and any assignments or other documents required to be executed by Purchaser, pursuant to the terms of this Agreement.

     (e) If Purchaser is a partnership or other entity, Purchaser agrees to provide CMS such documentation, as CMS requires to verify Purchaser's status and the authority of its agent prior to Closing.

9.4  Notices and Consents

     Purchaser will give any notice to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.4(a) and 5.3, above, or required pursuant to
Section 5.7, above, if any.

9.5  Notice of Developments

     Purchaser will give prompt written notice to CMS of any material adverse development causing a breach of any of its representations and warranties contained in Article V, above. No disclosure by Purchaser pursuant to this
Section 9.5, however, shall be deemed to prevent or cure any misrepresentation or breach of warranty.

9.6  Notice of Misrepresentation or Breach of Warranty

     Purchaser will give prompt written notice to CMS of any matter which Purchaser discovers, or of which Purchaser is made aware, which causes, or with the passage of time or the giving of notice, may cause any of the representations or warranties set forth in Article IV or Article VI to be untrue, incorrect or incomplete. No disclosure by Purchaser pursuant to this
Section 9.6, however, shall be deemed to prevent or cure any misrepresentation or breach of warranty, unless Purchaser fails to give CMS written notice of any such matter known, discovered or disclosed to Purchaser within four (4) business days after such matter becomes known by, discovered by or disclosed to Purchaser, in which case any such misrepresentation or breach of warranty shall be deemed waived or cured.

                    ARTICLE X - CMS'S CONDITIONS OF CLOSING

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

       CMS's obligation to consummate the transaction provided for herein is subject to the satisfaction by Purchaser or waiver by CMS of the following conditions set forth in Section 10.1 through Section 10.6, inclusive:

10.1   Representations

       The representations and warranties of Purchaser contained in Article V shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

10.2   Performance

       Purchaser shall have performed in all material respects the obligations, covenants and agreements to be performed by Purchaser at or prior to the Closing.

10.3   Pending Matters

       No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from CMS in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transaction contemplated by this Agreement.

10.4   Waiting Periods

       All applicable waiting periods (and any extensions thereof) under any applicable act shall have expired or otherwise been terminated and the Parties, Terra, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 4.4, 5.5 and 6.3, above.

10.5   Opinion of Counsel

       CMS shall have received an Opinion of Counsel, dated as of Closing, from Purchaser's counsel, in form and substance as set forth at Attachment N.

10.6   Payment of Purchase Price or Adjusted Purchase Price

       Purchaser shall have wire transferred to CMS the Purchase Price or Adjusted Purchase Price due at Closing as described in Section 3.4(b), above, pursuant to written instructions delivered by CMS.

       CMS may waive any condition specified in this Article X, by executing a statement to that effect at or prior to Closing.

                 ARTICLE XI - PURCHASER'S CONDITIONS OF CLOSING

       Purchaser's obligation to consummate the transaction provided for herein is subject to the satisfaction by CMS or waiver by Purchaser of the following conditions set forth in Sections 11.1 through 11.5, inclusive:

11.1   Representations

       The representations and warranties of CMS contained in Article IV, except Section 4.13, and in Sections 6.2, 6.3, 6.5, 6.7, 6.8(w), 6.10, 6.12,
6.14, 6.15, 6.18, and 6.19 shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

11.2   Performance

       CMS shall have performed in all material respects the obligations, covenants and agreements to be performed by it at or prior to the Closing.

11.3   Pending Matters

       No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Purchaser in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transaction contemplated by this Agreement.

11.4   Waiting Periods

       All applicable waiting periods (and any extensions thereof) under any applicable act, shall have expired or otherwise been terminated and the Parties, Terra, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 4.4, 5.5 and 6.3, above.

11.5   Opinion of Counsel

       Purchaser shall have received an Opinion of Counsel, dated as of Closing from CMS's counsel, in form and substance as set forth at Attachment O.

       Purchaser may waive any condition specified in this Article XI, by executing a statement to that effect at or prior to Closing.

                     ARTICLE XII - ENVIRONMENTAL CONDITION

12.1   Existing Condition

       The Subject Property and the Terra Property have been utilized by CMS, Terra and/or its Subsidiaries and possibly others for the purposes of exploration, development, production and transportation of oil and gas. Purchaser acknowledges that wastes and products, including, but not limited to, crude oil, natural gas, natural gas liquids, produced water, and other wastes associated with oil and gas production and exploration operations, may have been spilled, released or disposed of on-site by, among other ways, placement in pits, burial, land farming, land spreading and underground injection, into or onto the Subject Property and the Terra Property. Purchaser acknowledges that some oilfield production equipment located on the Subject Property and the Terra Property may contain asbestos or naturally-occurring radioactive material ("NORM"). Purchaser expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Subject Property and the Terra Property may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Subject Property and the Terra Property. Purchaser also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the equipment and the Subject Property and the Terra Property where it may be found.

      Attachment P contains a list of those portions of the Subject
Property, the Terra Property and other properties for which CMS has responsibility or liability which, to the Knowledge of CMS constitute a "Facility", as defined in 1994 PA No. 451, Sec. 20101(o), and discloses the general nature and extent of any release. Attachment P is intended to, and shall constitute notice to Purchaser of the existence of any such Facility, as may be required by 1994 PA No. 451, Sec. 20116. In the event the transaction contemplated by this Agreement proceeds to closing, then as of the Effective Date Purchaser shall assume all responsibility and all liability of CMS with respect to all Environmental, Health and Safety Requirements relating to the Facilities listed at Attachment P, and Purchaser agrees to release, defend, indemnify and hold CMS, its parent, affiliate and subsidiary corporations, as well as CMS's and their officers, directors, shareholders, employees and agents, harmless from and against any and all Claims and Adverse Consequences of whatsoever kind and nature arising out of the matters identified at Attachment P.

12.2  Environmental Assessment and Access

      (a) For the purposes of this Agreement, an "Environmental
          Assessment" shall mean the right to enter upon and within the Subject Property and the Terra Property, and to inspect the structures and improvements thereon. An Environmental Assessment shall be a Phase I environmental review only, which shall only consist of (i) a review and assessment of the adequacy of CMS's or Terra's existing permits for the Subject Property and the Terra Property; (ii) a review of historic data to determine prior land uses; (iii) a compilation of pertinent information related to the Subject Property and the Terra Property, including interpretation of analytical data in the files referenced in Section 1.1(h), above, except any such information which CMS considers to be confidential or proprietary or which CMS or Terra is prohibited from disclosing due to third party restrictions unless such information is directly related to the condition, quality or quantity of the Subject Property or the Terra Property; (iv) a physical examination of the Subject Property and the Terra Property to identify potential contaminant sources; and (v) surveys to locate the boundaries of the Subject Property and the Terra Property.

      (b) Environmental Assessment shall not include soil boring, collection of samples or analysis of any material on the Subject Property and the Terra Property without the express written consent of CMS. If Purchaser performs any borings, collects samples or performs analysis of material, Purchaser shall assume all liability of the results, generation of wastes and disposal of any material generated. Purchaser shall release, defend, indemnify and hold CMS its parent, affiliate and subsidiary corporations, as well as CMS's officers, directors, shareholders, employees and agents harmless from, against and in respect of any and all Claims created by or associated with boring, sampling or analysis.

      (c) Following execution of this Agreement, and upon reasonable notice to CMS, Purchaser shall have the right, until fifteen (15) business days preceding the Closing Date, to conduct or have conducted an Environmental Assessment of the Subject Property and the Terra Property at its sole cost, risk and expense. Purchaser shall provide CMS a copy of the Environmental Assessment, including any reports, data and conclusions prior to Closing. CMS agrees to provide Purchaser with reasonable access to the Subject Property and the Terra Property to conduct the Environmental Assessment. CMS shall have the right to require Purchaser to conform to CMS's safety and industrial hygiene procedures in the performance of the Environmental Assessment.

      (d) In the event Purchaser's Environmental Assessment reveals a demonstrable violation of any Environmental, Health or Safety Requirements (other than those matters disclosed at Attachment P), then Purchaser shall so notify CMS in writing, no later than fifteen
          (15) business days prior to Closing. In the event that Purchaser timely and properly asserts a violation of any Environmental, Health or Safety Requirements, such violation shall be resolved in accordance with the procedure contained in Section 17.1(d), below, or CMS, at its sole and exclusive option, may elect to exclude the affected portion of the Subject Property or the Terra Property, from the transaction contemplated by this Agreement with a corresponding downward adjustment to the Purchase Price in an amount equal to the allocated value of the affected portion of the Subject Property or the Terra Property, as reflected at Attachment H. In the event a portion of the Terra Property is excluded from the transaction contemplated by this Agreement, CMS shall cause Terra to assign all of its right, title and interest in the affected portion of the Terra Property to CMS, at or prior to Closing.

12.3  Release and Indemnity for Environmental Conditions

      Purchaser understands that upon Closing the conveyance and assignment of the Subject Property and the Terra Property will be on an "AS IS" and "WHERE IS" basis, "WITH ALL FAULTS".

Purchaser shall assume and discharge any and all liabilities with respect to Environmental, Health and Safety Requirements relating to the ownership or operation of the Assets and the Terra Assets whether arising before or after the Effective Date, except as follows:

     (i) Purchaser assumes no liability with respect to Environmental Health and Safety Requirements unless and until Closing occurs; and

     (ii) Except as qualified by Section 18.1, below, Purchaser assumes no liability with respect to any matters which constitute a breach of the representations and warranties of CMS contained in Section 4.8 and Section 6.12 , above.

     Subject to the provisions of Article XVIII below, as to all other Environmental, Health and Safety Requirements, Purchaser hereby releases and shall and does hereby covenant and agree to defend, indemnify and hold CMS, its parent, subsidiary and affiliate corporations, and CMS's and their officers, directors, employees and agents harmless from and against any and all Claims and Adverse Consequences with respect to or related in any manner to any and all Environmental, Health and Safety Requirements of, or any other condition of the Subject Property or the Terra Property existing either before or after the Effective Date or Closing Date. Purchaser agrees that the indemnity provision of this Section 12.3 shall apply regardless of whether CMS or Terra was wholly or partially, actively or passively, negligent or otherwise at fault, and whether or not the Claim or Adverse Consequence is based on a theory of negligence, negligence per se, strict liability, willful misconduct, products liability, premises liability or other theory of liability as to the applicable indemnitee or others.

12.4  Confidentiality, Release and Indemnity For Environmental Assessment

      Purchaser agrees that any data, the results of any analysis of data or information acquired pursuant to the Environmental Assessment shall be deemed to be Confidential Information subject to the provisions of Section 22.10, below. Purchaser will not disclose the data, analysis or information to any person or agency without the prior written approval of CMS. Purchaser waives and releases all Claims against CMS, its parent, subsidiary and affiliate corporations, and CMS's and their directors, officers, employees and agents, and to the extent CMS or Terra may have any liability or duty of contribution, CMS's and Terra's working interest owners, partners or joint venturers in the Subject Property and the Terra Property, for any injury to, disease of, or death of persons, or damage to or loss of property arising in any way from the exercise of Purchaser's right to conduct the Environmental Assessment, or activities of Purchaser or its employees or agents on the Subject Property and the Terra Property while conducting the Environmental Assessment. Purchaser shall defend, indemnify and hold harmless CMS, its parent, subsidiary and affiliate corporations, and CMS's and their directors, officers, employees and agents, and to the extent CMS or Terra may have any liability or duty of contribution, CMS's and Terra's lessors, co-lessees, co-working interest owners, joint venturers and partners in the Subject Property and the Terra Property (insofar only as CMS or Terra may be obligated to such lessors, co-lessees, co-working interest owners, joint venturers and partners), harmless from and against any and all Claims and Adverse Consequences whatsoever, and any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with the Environmental Assessment, and the disposition of any samples or wastes generated by the Environmental Assessment. Purchaser agrees that it shall be considered to be the sole generator of any wastes or samples generated by the Environmental Assessment, and that it shall comply with all applicable federal, state or local governmental laws, rules, regulations and ordinances in conducting the Environmental Assessment.

12.5  Insurance for Environmental Assessment

      Purchaser shall obtain and maintain comprehensive public liability and property damage insurance for the performance of the Environmental Assessment by Purchaser or its contractor or other agents, or for purposes of obtaining physical access to any of the Subject Property and the Terra Property, or for any other purpose prior to Closing. The insurance shall: (i) be obtained from and maintained with an insurer acceptable to CMS; (ii) shall have limits of not less than one million dollars ($1,000,000) per occurrence for death or injury and property damage, and five hundred thousand dollars ($500,000) for workers compensation; (iii) cover Purchaser's obligations under the indemnity provisions of this Article XII and Section 16.3; (iv) shall be occurrence-based insurance;
(v) shall name CMS as an additional insured; (vi) shall contain a waiver of subrogation rights as to CMS; and (vii) shall contain a provision pursuant to which the insurer agrees not to cancel or modify the insurance coverage without furnishing at least thirty (30) days' prior written notice to CMS. Prior to the exercise of any right to gain access to the Subject Property and the Terra Property, Purchaser shall furnish CMS a certificate evidencing the existence of the insurance required pursuant to this Section 12.5.

12.6  Indemnity Regarding Access

      Purchaser hereby releases and shall and does hereby covenant and agree to defend, indemnify and hold CMS, Terra and its Subsidiaries, its parent, subsidiary and affiliate corporations, and CMS's and their officers, directors, employees and agents, and to the extent CMS or Terra may have any liability or duty of contribution, CMS's and Terra's lessors, co-lessees, co-working interest owners, partners and co-venturers (insofar only as CMS or Terra may be obligated to such lessors, co-lessees, co-working interest owners, joint venturers or partners) in the Subject Property and the Terra Property, harmless from and against any and all Claims and Adverse Consequences in connection with personal injuries, including death, or property damage or loss arising out of or relating to access to the Subject Property or the Terra Property by Purchaser, its officers, directors, employees, agents and representatives to inspect the Subject Property and the Terra Property, including access to the Subject Property and the Terra Property for performing an Environmental

Assessment. This indemnity obligation includes any access to the Subject Property and the Terra Property prior to Purchaser's execution of this Agreement, up through the later of the Closing Date and the date upon which CMS relinquishes operatorship of any of the Assets or the Terra Assets, for any purpose relating to the acquisition or proposed acquisition by Purchaser of the Assets and the Terra Assets. The indemnity obligations of Purchaser under this
Section 12.6 shall survive the Closing or termination of this Agreement.

                        ARTICLE XIII - TITLE EXAMINATION

13.1  Title Examination Period

      Following execution of this Agreement, Purchaser shall have until July 31, 2000 (the "Extended Due Diligence Period") to complete, at Purchaser's sole cost, risk and expense, all title examinations of the Subject Property and the Terra Property. On or before the expiration of the Extended Due Diligence Period, Purchaser shall deliver written notice to CMS ("Claim of Title Defect") of any claim that CMS's or Terra's title within the presently producing formations of the Subject Property and the Terra Property is less than "Defensible Title," as defined in Section 13.6, below. The Claim of Title Defect shall detail the specific portion(s) of the Subject Property or the Terra Property affected, and specify any "Title Defect" (as defined at Section 13.8) which causes title to the specific portion of the Subject Property or the Terra Property to be less than Defensible Title. Such written notice shall specify all available information, including but not limited to the action Purchaser deems necessary for CMS, if it so elects, to cure title so as to allow CMS to deliver Defensible Title. Any Title Defect as to which Purchaser does not assert a Claim of Title Defect to CMS within the Extended Due Diligence Period, shall be deemed waived for all purposes. Purchaser shall be solely responsible for any costs of title examination, title curative actions (other than those referenced in Section 13.2, below), landman or broker fees, document preparation and of any inspections it undertakes, and CMS shall not have to create, update or supplement any title documents, such as abstracts of title or title opinions, in its possession. Purchaser will not be given access to data and records which CMS considers to be proprietary or confidential to it, or which CMS or Terra cannot legally provide Purchaser because of third party restriction on CMS or Terra, unless such data or records are directly related to the condition, quality or quantity of the Subject Property or the Terra Property. During the Extended Due Diligence Period CMS may deliver written notice to Purchaser claiming upward adjustments, in accordance with Section 3.3(b), below, as the result of the interest of CMS in a specific portion of the Subject Property or the Terra Property being greater than that set forth at Attachment A.

13.2  Cure of Title

      CMS shall review any Claim of Title Defect submitted in accordance with Section 13.1, above, with the option (at CMS's sole cost and expense) of curing any Title Defect properly identified in the Claim of Title Defect. CMS shall also have the

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

option, but not the obligation to indemnify Purchaser or bond over any alleged Title Defect, in an amount equal to the diminishment in value of the affected portion of the Subject Property or the Terra Property caused by such Title Defect determined in accordance with Section 13.4. If CMS so elects to indemnify Purchaser or bond over a Title Defect, then Purchaser shall take or retain title to the affected portion of the Subject Property or the Terra Property, subject to the Title Defect, without any downward adjustment to the Purchase Price.

13.3  Title Adjustments

      (a) Downward Adjustment.  If on or before September 30, 2000, CMS
          -------------------
          shall not have cured any Title Defect affecting the Subject Property or the Terra Property for which a Claim of Title Defect was properly and timely made, and CMS has elected not to indemnify Purchaser against or bond over the alleged Title Defect, then subject to Section 13.5, below, CMS shall pay to Purchaser an amount equal to the diminishment in value represented by such Title Defect, determined in accordance with Section 13.4,below.

      (b) Upward Adjustment.  If on or before September 30, 2000, the
          -----------------
          Parties shall determine that, (i) CMS or Terra owns a greater net revenue interest than is set forth at Attachment A as to the oil and gas produced, saved and marketed from the presently producing formations in any of the individual producing well(s) or unit(s) described at Attachment A, (ii) CMS or Terra owns a greater net revenue interest, as to all unitized, pooled or communitized substances presently producing from the applicable unitized, pooled, or communitized formation(s) within the applicable unitized, pooled or communitized area(s) allocated to any of the interest(s) set forth at Attachment A, or (iii) CMS's or Terra's share of expenses or burdens attributable to the oil and gas produced, saved and marketed from the presently producing formations in any of the individual producing well(s) or unit(s) described at Attachment A is less than shown at Attachment A, without a corresponding reduction in CMS's or Terra's net revenue interest, then CMS shall send written notice thereof to Purchaser prior to September 30, 2000. The notice shall state the specific interest(s) affected and indicate the amount of increase to the net revenue interest, or decrease in the expenses or burdens, and specify the reason(s) for the upward adjustment. The Purchase Price shall be adjusted upward by, or Purchaser shall pay to CMS, the increased value of the Assets and the Terra Assets as a result of the increased net revenue interest, or decreased expenses or burdens, determined consistent with Section 13.4, below. In determining whether an upward adjustment is called for under this Section 13.3(b), neither CMS nor Terra shall be deemed to own an interest that such party holds for the benefit of a third party.

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

          Any downward or upward adjustment may be accounted for in the Final Settlement Statement, in the manner provided in Section 16.1, below.

13.4 Value of Title Adjustments

          The diminishment in value of the Assets or the Terra Assets resulting from an asserted Title Defect, as well as the amount of any and all upward adjustments provided for by Section 13.3(b), above, shall be consistent with the following:

            (a) If a Title Defect is a valid and enforceable lien, encumbrance or other charge, which is liquidated in amount, the value of the downward adjustment in the Purchase Price shall be the sum necessary to be paid to the lienholder to remove the Title Defect from the portion of the Subject Property or the Terra Property affected by the Title Defect.

            (b) If a Title Defect represents an obligation or burden upon the
                Subject Property or the Terra Property for which the economic detriment to Purchaser is not liquidated but can be estimated with reasonable certainty, the value of the downward adjustment in the Purchase Price shall be a sum necessary to compensate Purchaser for the present value of the adverse economic effect which the Title Defect will have on the Subject Property or the Terra Property.

            (c) A lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by the court issuing the judgment shall not be considered a Title Defect and no adjustment to the Purchase Price will be made.

            (d) If the Title Defect proves CMS or Terra owns a lesser net revenue interest than that shown at Attachment A, or a greater working interest than that shown at Attachment A, without a corresponding proportionate increase in the net revenue interest attributable to an interest in an oil and gas lease, the amount of the downward adjustment to the Purchase Price shall be the value of the decrease in the net revenue interest or increase in the working interest, consistent with the allocations of value set forth at Attachment H, which is allocated to the applicable interest in an oil and gas lease(s) affected by the Title Defect.

            (e) Subject to Section 13.5, below, in no event shall the value of any Title Defect alleged by Purchaser exceed the value attributed to the interest affected, as set forth on Attachment H.

            (f) If it is determined that there is an upward adjustment in accordance with Section 13.3(b), above, the amount of the upward adjustment to the Purchase Price shall be the value of the increase in the net revenue interest or decrease in the working interest, consistent with the allocations of value set forth at Attachment H,

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

                which is allocated to the applicable interest in an oil and gas lease(s) affected.

13.5 Limits on Title Adjustments

          Any other provisions of this Agreement to the contrary notwithstanding in the event the total cumulative title adjustments do not exceed the sum of three hundred thousand dollars ($300,000.00), there shall be no adjustment to the Purchase Price for Title Defects, and in no event shall any adjustment be made for the first $300,000.00 in Title Defects alleged by Purchaser, or upward adjustment due CMS, regardless of whether the cumulative downward or upward adjustment exceeds that amount. Further, neither CMS nor Purchaser shall assert any Title Defects or upward adjustments provided for in this Article XIII, the value of which, determined in accordance with Section 13.4, above, and Attachment H, is ten thousand dollars ($10,000.00) or less.

13.6 Definition of Defensible Title

          The term "Defensible Title" shall have the meaning as follows: (i) as to each interest in an oil and gas lease, (or if any such lease is included in a production unit, then as to such unit) comprising the Assets or the Terra Assets, Defensible Title is that which entitles CMS or Terra on a leasehold basis to receive not less than the net revenue interest set forth at Attachment A for all oil and gas produced, saved and marketed from the presently producing formations in the Subject Property and the Terra Property as of the Effective Date; (ii) as to each interest in an oil and gas lease (or if any such lease is included in a production unit, then as to such unit) comprising the Assets or the Terra Assets, Defensible Title is that which obligates CMS or Terra on a leasehold basis to bear costs and expenses relating to the maintenance, development and operation of the producing wells and units on leased lands and depths not exceeding the working interest described at Attachment A as of the Effective Date; and (iii) as to the Assets and the Terra Assets, Defensible Title is that which as of the Effective Date is marketable title, and as to those portions of the Assets and Terra Assets which constitute interests in real property, marketable record title, free and clear of material encumbrances, liens and defects, other than Permitted Encumbrances, as defined below.

13.7 Definition of Permitted Encumbrances

          The term "Permitted Encumbrances" shall include all of the conditions of title contained in this Section 13.7 as follows:

            (a) Permitted Encumbrances include lessors' royalties, overriding royalties, reversionary interests and similar burdens on any leasehold working interests described at Attachment A, if the net cumulative effect of the burdens does not operate to reduce CMS's or Terra's interest in all oil and gas produced from the leasehold interests below the net revenue interest on a leasehold basis as set forth at Attachment A;

            (b) Permitted Encumbrances include division orders and sales contracts terminable without penalty upon no more than ninety
                (90) days' notice to the purchaser;

            (c) Permitted Encumbrances include unexercised preferential rights to purchase, which have been waived or for which the time to exercise has expired, required third party consents to assignments, which have been waived or obtained, and similar agreements;

            (d) Permitted Encumbrances include materialmen's, mechanics', operators', co-working interest owners', repairmen's, employees', contractors', tax and other liens and charges, arising in the Ordinary Course of Business, which have not been filed in compliance with statutes, or, if filed, have not become delinquent or payment is being withheld as provided by law or agreement or the validity of which is being contested in good faith by appropriate action, encumbrances, contracts, agreements, instruments, and obligations, affecting the Assets or the Terra Assets arising in the Ordinary Course of Business;

            (e) Permitted Encumbrances include all rights to, consent by, required notices to, filings with or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests which are customarily obtained subsequent to the sale or conveyance;

            (f) Permitted Encumbrances include easements, rights-of-way, servitudes, permits, surface leases and other rights for surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or similar surface uses, conditions, covenants or other restrictions, easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Subject Property or the Terra Property;

            (g) Permitted Encumbrances include all rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets or the Terra Assets in any manner, and all applicable laws, rules and orders of governmental authority;

            (h) Permitted Encumbrances include any Title Defects which Purchaser may have expressly waived in writing or which are deemed to have been waived under this Agreement;

            (i) Permitted Encumbrances include any production imbalances and pipeline imbalances;

            (j) Permitted Encumbrances include (whether or not recorded), all leases, unit agreements, communitization agreements, pooling agreements, governmental orders and other contracts and agreements, to which CMS or Terra is a party, or to which CMS or Terra or the Assets or the Terra Assets are subject, and all assignments of the Subject Property or the Terra Property, and all required consents or rights of reassignment provided for by any of the foregoing, to the extent the same do not operate to reduce CMS's or Terra's net revenue interest below that specified at Attachment A, or to increase the obligations of CMS or Terra to bea r costs and expenses in excess of the working interest specified at Attachment A, without a corresponding increase in the net revenue interest. Permitted Encumbrances does not include mortgages, liens or encumbrances other than those that are the subject of Section 13.7(d), above.

13.8   Definition of Title Defect

       The term "Title Defect" means any material encumbrance, encroachment, irregularity, defect in or objection to CMS's or Terra's title to the Subject Property and the Terra Property listed at Attachment A which, alone or in combination with other defects, renders CMS's or Terra's title to the Subject Property or the Terra Property less than Defensible Title. In determining whether an encumbrance, encroachment, irregularity, defect in or objection to title is material, due consideration shall be given to the length of time that the interest involved has been, is or is considered to be in "Pay Status" and whether the Title Defect is of the type expected to be encountered in the area involved and is customarily acceptable to prudent operators and interest owners. An interest shall be considered to be in Pay Status when payment is being made, whether by CMS, Terra or its Subsidiaries or by a third party, for the production from or that is otherwise allocated to the Subject Property or the Terra Property without indemnity from CMS or Terra, except indemnity customarily made in division orders, transfer orders, product purchase agreements and similar documents governing the payment of proceeds from production. Title Defects, which are not material, include, without limitation, defects that have been cured by possession under applicable statutes of limitation, defects in the early chain of title such as failure to recite marital status in documents, omission of heirship or succession proceedings, lack of survey, failure to record releases of oil and gas leases, failure to obtain subordination of a lessor mortgage to an oil and gas lease, liens, production payments or mortgages that have expired of their own terms, matters which are deemed remedied, cured or otherwise satisfied by the remedial effects of the Michigan Forty Year Marketable Title Act (MCL 565.101 to 565.109, inclusive; MSA 26.1271 to 26.1279, inclusive), and matters that are not reasonably expected to result in claims adversely affecting CMS's or Terra's title to the Subject Property or the Terra Property. The term Title Defects does not include Permitted Encumbrances. Matters which occur during the Interim Period and which result in a reduction in the net revenue, or an increase in the working interest without a corresponding increase in net revenue interest of CMS or Terra in and to a portion of the Assets or Terra Assets from that which is shown at Attachment A shall not form the basis for the assertion of a Title Defect, and shall be deemed Defensible Title to the affected Asset or Terra Assets, if such matter is the result of an event or occurrence which is in the Ordinary Course of Business, or is beyond the control of CMS or Terra.

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

13.9   Back-In Interest Adjustments

       For purposes of this Section 13.9 the term "Reserve Report" means the report entitled "Estimated Future Reserves And Income Attributable To Certain Leasehold And Royalty Interests Beginning January 1, 2000", bearing date of October 25, 1999, prepared by Ryder Scott Company for CMS, which was made available to Purchaser. Among other things, the Reserve Report specifies the Expense Interest (working interest) and the Revenue Interests (net revenue interests) of CMS and/or Terra in the various individual producing wells and units, and the various unitized, pooled or communitized areas or units that comprise the Assets and the Terra Assets, these being the same wells, units and areas described at Attachment A1 ("Constituent Property or Properties"). The Reserve Report reflects the Expense Interest and Revenue Interests of CMS and/or Terra in each Constituent Property at two points in time. The "Initial" interest is that owned as of January 1, 2000. The "Final" interest, if different than the Initial interest, reflects an increase or decrease that will occur at an unspecified time in the future as the result of the provisions of applicable contracts. The Parties acknowledge and agree that the Reserve Report valuation is a function of both the Initial and Final Interests.

       For purposes of this Section 13.9, the term "Back-In Interests" means, with respect to a particular Constituent Property, the working and net revenue interests actually owned by CMS and/or Terra which correlate to the Final interests shown on the Reserve Report. Notwithstanding anything in Article XIII to the contrary, the Parties acknowledge and agree that if it is determined by either Party, within the Extended Due Diligence Period, that the Back-In Interests owned by CMS and/or Terra in a given Constituent Property vary from the Final interests as represented in the Reserve Report, such variance shall constitute a Title Defect if the Reserve Report reflects a larger Final Revenue Interest than the amount of the Back-In Interests) or the basis for an upward adjustment in accordance with Section 13.3(b), above, (if the Reserve Report reflects a smaller Final Revenue Interest than the amount of the Back-In Interest) for which a corresponding title adjustment will be made, whether upwards or downwards, in accordance with the remaining provisions of this
Section 13.9.

       A Title Defect asserted under this Section 13.9 with respect to a Back-In Interest, shall be subject to the same limitations and requirements imposed by
Section 13.1, above,

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

shall be subject to the right of CMS to cure, indemnify against or bond over, in accordance with Section 13.2, above, and both Title Defect adjustments and upward adjustment shall be subject to the same limitations as imposed by Section 13.5, above; provided, however, that in the event of conflict this Section 13.9 shall govern and control. The value of any title adjustment, for any Title Defect or upward adjustment asserted under this Section 13.9 with regard to a Back-In Interest, shall be negotiated by the Parties in good faith. In negotiating the value of any resulting title adjustment, among other things, the Parties shall consider and take into account the provisions of Sections 13.3 and 13.4, above; provided, however, that the basis for any title adjustment made with respect to a Back-In Interest, in accordance with this Section 13.9, shall be the value attributed to the particular Constituent Property by the Reserve Report, reduced by applying a fraction having a numerator of 161,241,694 and a denominator of 177,337,178.

13.10  Representations, Warranties or Covenants, and Indemnity

       The provisions of this Article XIII shall be deemed to be, and shall constitute representations, warranties and covenants of title by CMS that will continue until the expiration of the Extended Due Diligence Period and as to Title Defects timely and properly asserted, thereafter as provided below. Subject to the limitations contained in Section 13.5, above, CMS hereby covenants and agrees to defend, indemnify and hold Purchaser harmless from and against any and all Claims with respect to or related in any manner to any and all Title Defects for which Purchaser has timely and properly delivered a Claim of Title Defect to CMS, consistent with Sections 4.13, 6.16 and 13.9, above, as qualified by Section 18.1, below. Any and all such representations and warranties of CMS relating to any and all title matters shall expire and be of no further force and effect from and after the later of (i) the end of the Extended Due Diligence Period or (ii) such time as a Title Defect for which a Claim of Title Defect is properly and timely asserted, is cured, CMS indemnifies Purchaser, CMS bonds over the Title Defect or a title adjustment is made in accordance with Section 13.3(a), above. If a Title Defect adjustment is made pursuant to Section 13.3(a), above, or CMS indemnifies or bonds over a Title Defect, pursuant to this Article XIII, it shall be Purchaser's sole remedy for any such Title Defect. All of the Assets and the Terra Assets for which CMS indemnifies Purchaser or bonds over, shall be transferred to Purchaser at Closing, and shall be retained by Purchaser after the expiration of the Extended Due Diligence Period. As to all Assets or Terra Assets for which a Title Defect adjustment is made, CMS shall be entitled to a conveyance from Purchaser, and Purchaser hereby agrees to convey to CMS, in recordable form, free and clear of any liens or claims of Purchaser, or any Person claiming through Purchaser, the Asset(s) or Terra Asset(s), or portion of either affected by the asserted Title Defect if the asserted Title Defect consists of failure of title to the Asset or the Terra Asset, or a portion thereof. CMS shall not be entitled to a conveyance of the affected Asset or

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Terra Asset if the asserted Title Defect is in the nature of a mortgage, lien or other encumbrance which may be cured by the payment of a determinable sum of money. The instruments of conveyance (to be recorded in the applicable county records) shall not include references to the specific working interest, overriding royalty or the net revenue interest conveyed or assigned per the terms of this Agreement, nor shall such instrument or conveyance contain any warranty of title, but they shall reference and be made subject to the terms of this Agreement, and the terms of the letter agreement referenced in Section 15.2(b), below. Anything to the contrary contained herein notwithstanding, all Title Defects not timely raised by Purchaser shall be deemed waived for all purposes, and Purchaser shall have no recourse as against CMS from and after the expiration of the Extended Due Diligence Period. In the event an adjustment to the Purchase Price is made in the Final Settlement Statement pursuant to this
Article XIII, or a Title Defect is otherwise deemed waived, Purchaser shall have no further rights or remedies against CMS with respect to any Title Defect, other than a claim pursuant to an indemnity or bond of CMS.

13.11  Arbitration

       In the event that the Parties are unable, after good faith negotiations, to resolve any disagreement with respect to any asserted Title Defect, or any proposed adjustment provided for in this Article XIII, then the Parties agree to resolve all such disagreements through binding arbitration. Each Party shall select an arbitrator with experience evaluating oil and gas title matters, and the arbitrators shall select a third such arbitrator, to arbitrate any such unresolved disputes in accordance with the rules of the American Arbitration Association. The decision of the arbitrators shall be binding on the Parties, and their successors and assigns.

                      ARTICLE XIV - RETAINED LIABILITIES

       Attachment D lists all wells, litigation and other matters relating to the Assets and the Terra Assets which constitute the Retained Liabilities. CMS shall retain responsibility and liability for, and authority and control over the Retained Liabilities and all actions, which, in its sole discretion are necessary or desirable related to the Retained Liabilities, including but not limited to the prosecution, defense, settlement or other resolution of those matters constituting litigation, and shall be solely responsible for all costs associated therewith. Purchaser shall and does hereby grant CMS, its officers, directors, employees, agents and attorneys, access to and use of the Assets and Terra Assets, including, but not limited to the Subject Property and the Terra Property, and the records referenced in Section 1.1(h), above, for any and all purposes related to the Retained Liabilities.

       CMS hereby covenants and agrees to defend, indemnify and hold Purchaser harmless from and against any and all Claims and

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Adverse Consequences with respect to the Retained Liabilities, insofar only as the event that forms the basis of the Claims or Adverse Consequences arose or occurred prior to the Effective Date. Notwithstanding the foregoing, the preceding indemnity provision shall survive until the event giving rise to the Claim or Adverse Consequences is resolved.

                             ARTICLE XV - CLOSING

15.1.  Time and Place of Closing

       If the conditions of Closing referenced in Article X and Article XI, have been satisfied or waived, the consummation of the transaction contemplated hereby (the "Closing") shall be held on or before the 31st day of March, 2000 (the "Closing Date") at CMS's offices in Houston, Texas, unless otherwise mutually agreed in writing between the parties.

15.2   Closing Obligations

       CMS and Purchaser shall each be required to perform the various activities described in this Section 15.2 as follows:

       (a) CMS shall execute, acknowledge and deliver an assignment and such other instruments as may be necessary to convey title to the Subject Property to Purchaser, without warranty or covenant of title (in sufficient counterparts to facilitate recording and governmental consents and filings), in substantially the form of Attachment Q attached hereto and made a part hereof, and shall execute and deliver any applicable official federal and state assignment forms in sufficient numbers to meet applicable governmental requirements;

       (b) The Parties shall execute an agreement in substantially the form of Attachment R, setting forth their agreement as to CMS's limited warranty of title consistent with Section 13.10, above;

       (c)  CMS shall endorse and deliver to Purchaser the Terra Shares;

       (d) CMS shall execute such other instruments and take such other actions as may be necessary to carry out its obligations under this Agreement;

       (e) CMS, in conjunction with and after reasonable consultation with Purchaser, shall prepare and present to Purchaser within four (4) business days prior to Closing, a closing statement in accordance with GAAP containing all of the adjustments to the Purchase Price called for by this Agreement (the "Closing Statement"). The final Closing Statement shall fairly represent adjustments proposed in good faith by both Parties;

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       (f)  Purchaser shall pay CMS the Purchase Price or Adjusted Purchase
            Price, as the case may be, as set forth in the Closing Statement, by wire transfer of funds in United States dollars, pursuant to written instructions delivered by CMS;

       (g)  CMS shall endorse and deliver the QRI Stock to Purchaser;

       (h) CMS shall deliver to Purchaser the Opinion of Counsel referenced in Section 11.5, above;

       (i) Purchaser shall deliver to CMS the Opinion of Counsel referenced in Section 10.5, above;

       (j) Purchaser shall execute and acknowledge the assignment, and any and all official federal and state assignment forms, and shall execute such other instruments and take such other actions as may be necessary to carry out its obligations under this Agreement;

       (k) If Purchaser assumes operatorship of any of the Subject Properties, and to the extent required for the continued operations by Terra of the Terra Property, Purchaser shall execute the necessary documents, such as change of operatorship forms and sundry notices, and shall post all requisite bonds, in sufficient numbers and amounts for filing with government officials. During the period of time between Closing and receipt of all approvals by the State of Michigan Geological Survey Division-Department of Environmental Quality (GSD-
            DEQ) and others, necessary to complete the change of operatorship, Purchaser agrees to execute any required documentation and to perform and be responsible for any environmental remediation or other action required by the GSD-DEQ to obtain such approval. This provision shall exclude any Environmental, Health and Safety Requirements addressed in accordance with Article XII. Purchaser shall bear the risk of loss, and shall be responsible for all loss, cost, damage and expense which result from operations during the period prior to receipt of all approvals necessary to effectuate a change in operatorship of the Subject Property and responsibility for Terra's continued operation of the Terra Property. Purchaser shall defend, indemnify and hold CMS, its parent, affiliate and subsidiary corporations, as well as CMS's and their officers, directors, shareholders, employees and agents, harmless from and against any and all Claims arising out of or in any manner related to operations during the period from the Effective Date to CMS's relinquishment of, and Purchaser's actual assumption of operatorship. Purchaser agrees to take assignments of State of Michigan well permits for those portions of the Subject Property and the Terra Property which are operated by CMS, in the name of Purchaser or its designee, other than Terra;

       (l) CMS and Purchaser shall execute, acknowledge and deliver any transfer orders or letters in lieu thereof

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            directing all purchasers of production to pay Purchaser all proceeds attributable to production from or allocable to the Subject
            Property;

       (m) If CMS is responsible for the disbursement of proceeds of production from or allocable to the Subject Property to third parties after the Transfer Date (or is so responsible on behalf of Terra with respect to the Terra Property), and if Purchaser requires additional time after the Closing to assume this responsibility from CMS, CMS and Purchaser shall enter into a letter agreement in the form of Attachment S to avoid any interruption in the payments to third parties and the filing of any governmental reports as the result of the sale of the Assets. The terms of the letter agreement will provide for CMS to retain responsibility for disbursement of proceeds for a period not to exceed sixty (60) days from the first day of the month following the Closing Date. The letter agreement shall provide for a rate of $50,000.00 per month to be paid to CMS by Purchaser for CMS's services and shall provide that CMS shall not be liable for any errors made. Purchaser shall defend, indemnify and hold CMS harmless from and against any and all Claims, even though caused by CMS's active or passive, sole or concurrent, negligence arising from or relating to the services provided by CMS in making the disbursements per the terms of the letter agreement;

       (n) CMS shall cause the board of directors and officers of Terra to resign, effective as of April 1, 2000, and shall deliver such documents as may be required to evidence the resignations;

       (o) At least seven (7) days prior to Closing, the Parties will use their reasonable best efforts to deliver to each other a draft of their proposed press releases to be issued immediately subsequent to Closing. The Parties will use their reasonable best efforts to review and approve, in writing, the other Party's press release prior to Closing; and

       (p) The Parties shall execute an agreement, in substantially the form of Attachment T, setting forth their agreement as to the terms and conditions of Purchaser's assumption of the Environmental, Health and Safety Requirements with respect to the Facilities identified at Attachment P.

15.3   Suspended Accounts

       CMS shall transfer to Purchaser all suspended royalty, overriding royalty and other payments out of production relating to the Subject Property and the Terra Property which are held by CMS, and attributable to the period prior to the Effective Date. Included in the Assets described in Section 1.1(h) will be all files and records documenting and directly relating to all such suspended accounts. Purchaser shall defend, indemnify and hold

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CMS harmless from and against any and all Claims relating to those suspended accounts.

15.4   Termination of Guarantees and Other Commitments

       Subject to applicable laws, as of the Closing Date, CMS shall terminate or cancel the following: (i) all undertakings, guarantees, comfort letters by CMS for itself or on behalf of Terra insofar as they relate to the Assets or the Terra Assets, except for any undertaking with respect to the Assets or the Terra Assets set forth in a letter agreement dated February 24, 1992 by and between CMS and Midland Cogeneration Venture, which undertakings shall be a Retained Liability; (ii) letters of credit, surety bonds and related indemnity agreements insofar as they relate to the Assets or the Terra Assets; and (iii) all credit card accounts, lines of credit and open accounts insofar as they relate to the Assets or the Terra Assets.

                     ARTICLE XVI - CONTINUING OBLIGATIONS

16.1   Post-Closing Reconciliation

       Not later than one hundred twenty (120) days after Closing, or at such other date as CMS and Purchaser shall mutually agree upon in writing, CMS shall issue a "Final Settlement Statement" for the Assets conveyed and assigned to Purchaser, and for the Terra Assets. The Final Settlement Statement will net actual revenues against royalties and other lease burdens, operating expenses, taxes and overhead for the period subsequent to the Effective Date, and such other adjustments as set forth in this Agreement. The Final Settlement Statement will include a summary with appropriate supporting documentation. CMS will accept only written inquiries regarding the Final Settlement Statement. Within sixty (60) days of its receipt of the Final Settlement Statement, Purchaser shall either make payment of all amounts due CMS, provide a written request of payment from CMS of all amounts due Purchaser, or provide a written statement setting forth those adjustments to which Purchaser objects. Any such written statement will detail the specific reasons for such objection. In this regard CMS agrees to provide Purchaser reasonable access to its personnel, files and records, insofar as they relate to the matters addressed in the Final Settlement Statement, subject to the limitations expressed in Section 6.11, below. CMS shall have thirty (30) days from and after its receipt of Purchaser's written list of objections to rebut same, in writing. If the Parties are unable to resolve any disagreement with respect to any disputed adjustment, after good faith negotiations, then the Parties agree to resolve any disputed adjustment through binding arbitration. Each Party shall select an arbitrator with a joint interest audit accounting background, and the arbitrators shall select a third such arbitrator, to arbitrate any such unresolved disputes in accordance with the rules of the American Arbitration Association, with respect to the Final Settlement Statement.

16.2   Receipts and Credits

       (a) All monies, proceeds, receipts, credits and income attributable to hydrocarbon production, and other net

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            income attributable to ownership of the Assets and the Terra Assets for all periods of time fr om and after the Effective Date, regardless of when collected, shall be the sole property and entitlement of the Purchaser. To the extent received by CMS after the Closing, CMS shall fully disclose, account for and promptly transmit same to Purchaser;

       (b) All monies, proceeds, receipts, credits and income attributable to hydrocarbon production from the Subject Property and the Terra Property for all periods of time prior to the Effective Date, regardless of when collected shall be the sole property and entitlement of CMS. To the extent received by Purchaser after the Closing, Purchaser shall fully disclose, account for and promptly transmit same to CMS;

       (c) All of CMS's and Terra's proportionate share of operating costs and expenses, for goods delivered and services rendered attributable to the Assets and the Terra Assets for the period of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of CMS. CMS shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for such operating costs and expenses incurred prior to the Effective Date.

       (d) All of the proportionate share of operating costs and expenses, for goods delivered and services rendered attributable to the Subject Property and the Terra Property for the period of time from and after the Effective Date, regardless of when due or payable, shall be the sole obligation of Purchaser. Purchaser shall promptly pay, or if paid by CMS, promptly reimburse CMS for such operating costs and expenses incurred by CMS on or after the Effective Date;

       (e) CMS shall be entitled to retain all overhead charges and any and all other fees, charges or reimbursements related to operations it has collected, billed or which shall be billed or collected at any time, for the operated portions of the Subject Property or the Terra Property relating to the period from and after the Effective Date, to the date on which CMS relinquishes operatorship, or responsibility for Terra's operation of the Subject Property and the Terra Property, even if after the Closing Date. Purchaser shall immediately transfer to CMS any third party overhead charges and other fees, charges or reimbursements related to operations, which are collected by Purchaser, attributable to the operated portions of the Subject Property and the Terra Property, for all periods prior to the date on which CMS relinquishes operatorship;

       (f) Costs or expenses attributable to non-consent penalties under any contract, law, rule or regulation affecting the Assets or the Terra Assets are deemed transferred with the Assets and are the sole responsibility of the Purchaser.

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The obligations of the Parties to disclose, account for, transmit or reimburse pursuant to subsections (a) - (e), above, shall be limited to the extent that such items were not previously accounted for as an adjustment to the Purchase Price.

16.3   Assumption of Obligations and Indemnities

       If Closing occurs, Purchaser shall, from and after the expiration of CMS's obligations with respect to any applicable representation or warranty of CMS, assume and be solely responsible for the obligations and indemnities set forth in this Section 16.3, which obligations and indemnities shall survive the Closing.

       (a) Purchaser hereby agrees and shall agree in the instruments assigning or conveying the Assets, to take the Assets and the Terra Assets subject to, and to assume, perform, pay for, and comply with all of the express or implied duties, liabilities, and obligations, except for the Retained Liabilities, binding upon CMS or Terra that relate to or are attributable to the Assets and the Terra Assets, whether existing before or after the Effective Date, including, but not limited to, all of the following: all of the terms and conditions of all applicable and valid recorded and unrecorded agreements, contracts and instruments relating to the Assets and the Terra Assets (including, but not limited to, those described at Attachment
            A); all non-consent penalties under any contract, law, rule or regulation affecting the Assets and the Terra Assets; all valid unit, pooling, communitization and operating agreements; all easements and rights-of-way; paying and accounting for and reporting all lease rentals and all royalties, overriding royalties and other oil and gas lease burdens; subject to Article XX, all reassignment rights held by third parties; subject to Article XX all preferential purchase rights held by third parties; and all duties imposed by all valid governmental laws, rules, regulations and orders. Without limiting the generality of the scope of the foregoing, except as to wells which form a part of the Retained Liabilities, Purchaser agrees to and shall assume, perform, pay for and comply with the obligations (if any) of CMS to properly and timely plug and abandon all wells now or hereafter located on or appurtenant to the Subject Property and the Terra Property whether or not such wells are producing, or are capable of producing hydrocarbons as of the Effective Date, to properly and timely remove all buildings, equipment and materials from the Subject Property and the Terra Property upon cessation of use thereof, and to properly and timely restore the surface of the Subject Property and the Terra Property in accordance with all applicable governmental requirements and agreements with third parties.

       (b) Purchaser, and its heirs, successors, principals, officers, directors and affiliates, shall defend,

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

            indemnify and hold CMS, its parent, affiliate and subsidiary corporations, as well as CMS's and their officers, directors, shareholders, employees and agents, harmless from and against any and all Claims and Adverse Consequences of whatsoever kind or nature, that relate to or are attributable to ownership or operation of the Assets and the Terra Assets, except as to the Retained Liabilities, whether the Claims arose before or after the Effective Date, and whether or not the Claims have been specifically disclosed by CMS to Purchaser prior to Closing, including, without limitation in any manner by way of enumeration, Claims and Adverse Consequences relating to the obligations assumed by Purchaser in Section 16.3(a), above, and Claims and Adverse Consequences relating to the operations and activities contemplated by Section 16.3(a), above.

       (c) Purchaser, and its heirs, successors, principals, officers, directors and affiliates, shall defend, indemnify and hold CMS, its parent, affiliate and subsidiary corporations, as well as CMS's and their officers, directors, shareholders, employees and agents, harmless from and against any and all Claims and Adverse Consequences, caused by, relating to or arising out of the following: (i) any condition of or condition on the Assets or the Terra Assets, whether or not the condition existed before the Effective Date, and whether or not caused by CMS or its employees or agents, including, without limitation by way of enumeration, any condition which may be considered to be a nuisance or which in any way adversely affects or threatens to adversely affect natural resources, the environment, or the health and safety of any person or animal; and (ii) Environmental, Health and Safety Requirements applicable to any waste material or Hazardous Substances on or included with the Assets or the Terra Assets, or the presence, disposal, release or threatened release of waste material or Hazardous Substances from the Assets or the Terra Assets into the atmosphere or into or upon land, subsurface strata or any surface or subsurface waters, whether or not attributable to CMS's or Terra's activities or the activities of CMS's officers, employees or agents, or to the activities of third parties (regardless of whether or not CMS or Terra was or is aware of such activities) prior to, during, or after the period of CMS's ownership of the Assets. Purchaser expressly agrees to assume all liability for any condition of or upon the Assets and the Terra Assets, including those which may have been created prior to the Effective Date, and expressly agrees that the preceding indemnification and agreement to hold harmless shall apply to liability for voluntary environmental response actions undertaken pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any other federal, state or local law.

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

       (d) Purchaser, its heirs, successors, principals, officers, directors and affiliates shall defend, indemnify and hold CMS, its parent, affiliate and subsidiary corporations, as well as CMS's and their officers, directors, shareholders, employees and agents harmless from and against any and all Claims and Adverse Consequences arising out of a violation or alleged violation of sections 61503A, 61503B or 61503C of Part 615 of the Michigan Natural Resources and Environmental Protection Act, which occur or are alleged to have occurred from or after the Effective Date.

       (e) The parties agree that, to the extent allowed by applicable law, the indemnity provisions of this Section 16.3 shall apply regardless of whether CMS was wholly or partially, actively or passively, negligent or otherwise at fault, and whether or not the Claims are based on a theory of negligence, negligence per se, strict liability, willful misconduct, products liability, premises liability, liability based on statute, or other theory of liability as to the applicable indemnitee or others, and regardless of by whom the Claims are made or brought, including, without limitation, CMS's, Terra's or Purchaser's employees, agents or representatives, private citizens, persons or organizations, or any representatives of federal, state or local government.

       (f) The Parties agree that, except with regard to the Retained Liabilities, and upon the expiration of CMS's obligation with respect to any applicable representation or warranty of CMS, to the extent the provisions of any instrument conveying or assigning the Assets to Purchaser conflict with or appear to limit the provisions of this Section 16.3, the provisions of this Section 16.3 shall control.

16.4   Recording

       After Closing, Purchaser, at its sole cost and expense shall promptly record the assignment(s) and all other instruments of conveyance, in the appropriate offices of the states and/or counties in which the Subject Property is located. After Closing, Purchaser shall also forward to the applicable governmental agencies for approval any applicable federal or state assignment form(s). When available, Purchaser shall thereafter promptly forward to CMS copies of any recorded or filed instruments which are returned to Purchaser. After Closing, Purchaser shall forward to the applicable governmental agencies for approval of any forms, requisite bonds and permit transfers, relating to the change of operatorship to Purchaser which have not been previously filed, and Purchaser shall be responsible for all costs associated therewith, if any.
After Closing, Purchaser shall promptly make all necessary governmental notifications (if any) which have not been previously made concerning the transfer of all or any part of the Assets.

16.5   State of Michigan Oil and Gas Leases

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

       Purchaser shall take all actions and file all documents which may be required to cause the records of the State of Michigan to reflect the transfer of all State of Michigan oil and gas leases comprising a portion of the Subject Property, from CMS to Purchaser, and for CMS to be relieved of all responsibility and liability thereunder. Such actions shall include, but are not limited to: (i) request of change in lease status with the appropriate department of the State of Michigan, (ii) the written acceptance and assumption of responsibility of the lessee under all such leases and post the appropriate lease performance bond, and (iii) obtain the written approval of the State of Michigan, and provide same to CMS. Purchaser, and its heirs, successor, principals, officers, directors and affiliates, shall defend, indemnify and hold CMS, its parent, affiliate and subsidiary corporations, as well as CMS's and their officers, directors, shareholders, employees and agents harmless from and against any and all Claims relating to ownership of an interest in any State of Michigan oil and gas leases comprising a portion of the Subject Property or the Terra Property, arising from and after the Effective Date. As to the State of Michigan oil and gas leases held by Terra, the existing lease performance bond shall be canceled, and Purchaser's lease performance bond substituted therefore; or Purchaser shall otherwise assume responsibility for Terra's bond, in a manner acceptable to CMS, as soon as is reasonably possible. Purchaser, and its heirs, successor, principals, officers, directors and affiliates, shall defend, indemnify and hold CMS, its parent, affiliate and subsidiary corporations, as well as CMS's and their officers, directors, shareholders, employees and agents harmless from and against any and all Claims relating to CMS's responsibility with respect to events relating to the foregoing which occur after the Effective Date.

16.6   Further Assurances

       After Closing, CMS and Purchaser agree to take such further actions and execute, acknowledge and deliver all such further documents that are reasonably necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

16.7   Records

       After Closing, CMS will provide the originals, or in CMS's sole discretion, copies of its files and all files relating to the Terra Assets to Purchaser pursuant to Section 1.1(h) hereof. If CMS retains any original files, it shall provide a copy of all such files to Purchaser at CMS's expense, and shall further provide Purchaser and explanation of the reasons for CMS's retention of the original file. CMS may retain, at CMS's expense, copies of its original files so transferred. CMS will return any retained original files upon its determination that it no longer is required to retain such originals. Purchaser shall reimburse CMS for all reasonable shipping costs.

16.8   Access to Records

       Purchaser, its heirs, successors and assigns, shall, at Purchaser's expense, preserve and retain all files and records

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relating to the Assets for the period required by all applicable laws and regulations or seven (7) years, whichever is longer. Purchaser agrees to provide CMS and its duly designated representatives with access to and the right to copy and inspect any of the files and records relating to the Assets, at all reasonable time, upon reasonable advance written notice.

16.9   Litigation Support

       In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of CMS, Terra and its Subsidiaries or the Assets and the Terra Assets, the other Party shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under the provisions of this Agreement).

16.10  CMS Employees

       Purchaser agrees (which agreement shall survive the termination of this Agreement), to refrain from employing, either directly or indirectly, whether as a salaried or contract employee, or otherwise, or from utilizing in any manner the services, knowledge or expertise of any person employed by CMS other than those based out of CMS's Traverse City, Michigan office as of January 14, 2000, for a period of one (1) year from and after the Closing Date.

16.11  Transition

       CMS will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of Terra and its Subsidiaries from maintaining the same business relationships with Terra and its Subsidiaries after the Closing as it maintained with Terra and its Subsidiaries prior to the Closing.

       After Closing, CMS will permit representatives of Purchaser reasonable access, during normal business days and hours, and in a manner so as not to interfere with the normal business operations of CMS, to personnel and financial books and records of CMS (including, without limitation, tax records, and to the extent prepared, net operating statements for the years 1997, 1998 and 1999), insofar only as they relate to the Assets, and are required for Purchaser's preparation of financial statements required by the Securities Exchange Commission. CMS shall not be required to provide access to any such books, records or information which it deems, in its sole discretion to be proprietary or confidential, or which it may not divulge without violating agreements with third parties. Purchaser for itself

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and its representatives, agrees to keep all information obtained pursuant to its review of such books and records, strictly confidential in accordance with the provisions of Section 22.10, below, except for such Securities Exchange Commission filing purposes. Purchaser agrees to and shall defend, indemnify and hold CMS, and its parent, affiliate and subsidiary corporations, as well as CMS's and their officers, directors, employees and agents, harmless from and against any and all Claims and Adverse Consequences arising out of or in any manner related to Purchaser's access to and use of such materials, including, without limitation by reason of damage or injury to any person or property caused thereby.

16.12  Plan B

       (a) With respect to Northern Michigan Exploration Company (predecessor to CMS) Employee Well Participation Plans A and B, dated April 1, 1980, and amended as of April 1, 1985 and April 1, 1990, Purchaser hereby agrees that:

            (i) from and after the Effective Date, the Subject Property which are affected thereby, are and shall remain subject to "Employee Participation Interests", as defined in Plan B;

            (ii) from and after the Closing Date, Purchaser will discharge all obligations in connection with such Employee Participation Interests under Plan B, including distribution of revenue attributable to production from the Subject Property, from and after the Effective Date; and

            (iii) from and after the Closing Date, Purchaser will cause any subsequent transferees of the Subject Property to agree in writing to comply with the provisions of Plan B.

       (b) Within ninety (90) days after the Closing Date, Purchaser agrees to make good faith offers to purchase the Employee Participation Interests from all owners thereof, for a price substantially equivalent to the price for the applicable portion of the Subject Property in accordance with Attachment H, taking into account the size and nature of the Plan B interests, and commensurate with the applicable terms of this Agreement.

                          ARTICLE XVII - TERMINATION

17.1   Right of Termination

       This Agreement and the transactions contemplated hereby may be terminated in the following instances:

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       (a)  If the conditions set forth at Article X are not satisfied by
            Purchaser or waived by CMS as of the Closing Date, CMS may terminate this Agreement;

       (b) If the conditions set forth at Sections 11.2 through 11.5, inclusive are not satisfied by CMS or waived by Purchaser as of the Closing Date, Purchaser may terminate this Agreement;

       (c) At any time by mutual written agreement of CMS and Purchaser, and in accordance with any other express provision of this Agreement, CMS and Purchaser may mutually terminate this Agreement;

       (d) If there has been a material breach of any of the representations and warranties of CMS which are specified in Section 11.1, above, Purchaser may terminate this Agreement unless CMS agrees to indemnify Purchaser with regard to such breach as provided in this
            Section 17.1(d). Within four (4) business days after any such breach becomes known, discovered or disclosed to Purchaser (whether by CMS pursuant to Section 8.6 or otherwise consistent with Section 9.6), Purchaser shall provide to CMS written notice of Purchaser's intent to terminate this Agreement due to such breach. CMS shall within two
            (2) business days of its receipt of any such notice from Purchaser, provide Purchaser with written notice of CMS's decision of whether or not CMS will indemnify Purchaser from and against all Adverse Consequences arising from such breach, without limitation. In the event CMS elects to indemnify Purchaser, such indemnity shall terminate upon the cure or satisfaction of the matter, event or occurrence giving rise to such breach. In the event CMS elects not to indemnify Purchaser as to the Adverse Consequence arising from such breach, then Purchaser shall within two (2) business days of its receipt of written notice of CMS's election, either agree in writing to consummate the transaction contemplated by this Agreement, or terminate this Agreement by written notice to CMS. Failure of Purchaser to respond within two (2) business days of receipt of CMS's election shall be deemed a waiver of Purchaser's right to terminate this Agreement on account of such breach. If Purchaser waives, or is deemed to have waived such breach, the Parties shall consummate the transaction contemplated herein. Subject to the provisions of Sections 18.1 and 18.2, no waiver by Purchaser of its right to terminate this Agreement under this
            Section 17.1(d) shall preclude Purchaser from any post-Closing remedy provided in this Agreement to Purchaser on account of any breach of the representations and warranties of CMS that are specified in Section 11.1. Regardless of when any such breach becomes known, discovered or disclosed to Purchaser, CMS may prevent Purchaser from asserting the breach as a basis for termination of this Agreement by agreeing to indemnify Purchaser as provided above.

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       (e)  By either Party if the Closing shall not have occurred on or before March 31, 2000, unless the failure to close results from a material breach or default of this Agreement by the Party seeking termination.

17.2   Liabilities Upon Termination or Failure to Close

       In the event this Agreement is terminated by either Party for any reason set forth in Section 17.1, then neither Party shall be liable to the other for any indirect, incidental or consequential damages, except as provided in Section
17.3 as to Purchaser's interference with CMS's rights in the Assets or the Terra Assets after termination.

17.3   Deposit

       (a) If this Agreement is terminated by CMS pursuant to Sections 10.1, 10.2, or 10.6, not having been satisfied by Purchaser or not having been waived by CMS; or Purchaser's failure to close, as provided in
            Section 17.1(e), CMS shall have the right, in addition to all other rights set forth herein, to retain the Deposit as partial liquidated damages, and to seek any additional amount of actual damages which CMS may suffer in excess of the amount of the Deposit. If this Agreement is terminated for any reason, CMS shall immediately enjoy all rights of ownership of the Assets and the Terra Assets and to sell, transfer, encumber or otherwise dispose of the Assets and the Terra Assets to any party without any restriction under this Agreement, and Purchaser shall be liable for all damages, including, but not limited to, direct, indirect, incidental and consequential damages, if Purchaser attempts to interfere in any way with CMS's assertion or enjoyment of CMS's rights in the Assets and the Terra Assets after termination. If this Agreement is terminated for any other reason, CMS shall return the Deposit to Purchaser, without interest.

       (b) In the event the transaction contemplated by this Agreement does not close, and CMS is entitled to retain the Deposit, as provided in
            Section 17.3(a), above, then and in that event, CMS shall be entitled to retain the cash component of the Deposit. In this event CMS shall also have a put option with respect to twenty-five percent (25%) of the QRI Stock on each of June 30, 2000, September 30, 2000, December 31, 2000 and March 30, 2001 at $4 1/8 per share, $4 1/4 per share, $4 3/8 per share and $4 1/2 per share, respectively. The Parties hereby agree that within fifteen (15) days of delivery of written notice of CMS's election to exercise a put option, CMS will deliver the shares of QRI Stock which are the subject of the put option to Purchaser, and Purchaser will concurrently pay CMS an amount equal to the number of shares of QRI Stock which are put, multiplied by the applicable put option share price. Purchaser shall have a call option on not less than twenty-five percent (25%) of the QRI Stock, at any time and from ti me to time, at a price that is the sum

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

            of $4 per share plus interest at the rate of twelve and one-half percent (12.5%) per annum computed from the Closing Date to the date the call option is exercised. CMS agrees to immediately transfer the affected QRI Stock if Purchaser timely and properly exercises one or more of its call options.

17.4   Effect of Termination

       If any Party terminates this Agreement pursuant to Section 17.1, above, then except as provided in Section 17.3., above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in
         -----------------
Section 22.10, below, shall survive any such termination.

            ARTICLE XVIII - REMEDIES FOR BREACHES OF THIS AGREEMENT

18.1   Survival of Representations and Warranties

       The representations and warranties of CMS which are contained in Sections 4.1, 4.2, 4.3, 4.4, 4.16, 6.1, 6.3, 6.4, 6.6, 6.9, 6.11 and 6.13,
above, will expire at, and shall not survive the Closing. In the event that the transaction contemplated by this Agreement does not proceed to closing, and CMS is entitled to retain the Deposit in accordance with Section 17.3, above, then the representation and warranty contained in Section 4.16, above, will survive until all of the QRI Stock is put or called as provided in Section 17.3(b), above. The representations and warranties of CMS set forth in Sections 4.13 and 6.16, above, will survive the Closing for a period of four (4) months (until July 31, 2000), and shall thereafter expire and be of no further force and effect in accordance with the indemnity provisions of Section 13.10, above, and subject to the limitations imposed in Sections 13.3(b) and 13.5, above. The representations and warranties of CMS which are set forth in Sections 4.5, 4.6, 4.7, 4.11, 4.12, 4.14, 4.15, 6.2, 6.5, 6.7, 6.8, 6.14, 6.17, 6.18 and 6.19,
above shall survive the Closing for a period of one (1) year and shall thereafter expire and be of no further force and effect. The representations and warranties of CMS set forth in Sections 4.8, 4.9, 4.10, 6.10, 6.12 and 6.15, above, shall survive the Closing for a period of two (2) years and shall thereafter expire and be of no further force and effect.

18.2   Indemnification Provisions for Benefit of the Purchaser

       (a) In the event CMS breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 18.1, above, provided that Purchaser makes a written claim for indemnification against CMS pursuant to Section 22.7, below within such survival period, then CMS agrees to indemnify Purchaser from and against any Claims and Adverse Consequences Purchaser shall suffer through and after the date of the claim for indemnification (but excluding any Claims
                                                       ---------
            and Adverse

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

            Consequences Purchaser shall suffer as to any matter, event or occurrence which Purchaser does not timely and properly raise prior to the end of any applicable survival period) caused proximately by the breach. Purchaser shall not be entitled to any indemnification for those representations and warranties contained in Sections 4.5 through 4.12, inclusive [except 4.11(b)], Sections 4.14 and 4.15, Sections 6.2, 6.7, 6.8 [except 6.8(w)], 6.10, 6.12, 6.14, 6.15, 6.17 and 6.18 (the "Limited Representations"), unless the aggregate amount of the loss or damage to Purchaser resulting from a breach or breaches exceeds $300,000.00, and anything contained herein to the contrary notwithstanding, the total aggregate indemnification of Purchaser by CMS as a result of any and all such breaches of the Limited Representations shall be limited to the sum of $5,000,000.00. In no event shall CMS indemnify Purchaser for any Claims relating to the first $300,000.00 of claims alleged by Purchaser relating to the Limited Representations, whether or not the cumulative net amount of all such Claims exceeds that sum. With respect to any such breach of the representations and warranties contained in Sections 4.11(b) and 6.8(w), above, the total aggregate indemnification of Purchaser by CMS shall be limited to the amount of the tax credit valuation for each of the wells comprising the Subject Property and the Terra Property.

       (b) CMS also agrees to indemnify Purchaser from and against any Adverse Consequences Purchaser shall suffer as a result of any breach of the representations and warranties of CMS contained in Sections 6.5 and 6.19, above, provided, however, that Purchaser shall not be entitled to any indemnification under this Section 18.2(b) unless the aggregate amount of the loss or damage to Purchaser exceeds $1,000,000.00, but in no event shall the total aggregate indemnification of Purchaser by CMS under this Section 18.2(b) exceed $20,000,000.00.

       (c) CMS also agrees to indemnify Purchaser from and against any Adverse Consequences Purchaser shall suffer as a result of any action, suit, proceeding, hearing or investigation relating directly to the Assets or Terra Assets, the basis for which is an event which occurred prior to the Effective Date, and as to which Purchaser has asserted a written claim pursuant to Section 22.7, below, within two (2) years of the Closing Date. The obligations of CMS under this Section 18.2(c) shall be subject to the same limitations expressed in
            Section 18.2(a), above, with regard to the Limited Representations.

18.3   Indemnification Provisions for Benefit of CMS

       In the event Purchaser breaches any of its representations, warranties, and covenants contained herein, provided that CMS makes a written claim for indemnification against Purchaser

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

pursuant to Section 22.7, below, within such survival period, then Purchaser agrees to indemnify CMS from and against the entirety of any Claims and Adverse Consequences CMS shall suffer through and after the date of the claim for indemnification (but excluding any Claims and Adverse Consequences CMS shall
                     ---------
suffer after the end of any applicable survival period) caused proximately by the breach.

18.4   Matters Involving Third Parties

       (a)  If any third party shall notify any Party (the "Indemnified
                                                            -----------
            Party") with respect to any matter (a "Third Party Claim") which
            ------                                 -----------------
            notification may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article XVIII,
                                  ------------------
            then the Indemnified Party shall promptly and in any event within five (5) business days after receiving notice of the Third Party Claim notify the Indemnifying Party thereof in writing. Notwithstanding the foregoing, the provisions of this Section 18.4 shall apply to any notice delivered later than five (5) business days subsequent to receipt of any Third Party Claim, so long as the Indemnifying Party is not materially prejudiced by the fact that such notice is delivered after five (5) business days from receipt of the Third Party Claim.

       (b)  The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not
                   -----------------
            consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

       (c) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 18.4(b), above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

       (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Parties (not to be withheld unreasonably).

18.5   Determination of Adverse Consequences

       The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the prime interest rate quoted in the Wall Street Journal as the discount rate) in
                            -------------------
determining Adverse

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

Consequences for purposes of this Article XVIII. All indemnification payments under this Article XVIII shall be deemed adjustments to the Purchase Price.

18.6   Exclusive Remedy

       The Parties acknowledge and agree that except as otherwise specifically provided in this Agreement, the foregoing indemnification provisions in this
Article XVIII shall be the exclusive remedy of Purchaser with respect to CMS, Terra, its Subsidiaries, and the transaction contemplated by this Agreement.

                              ARTICLE XIX - TAXES

19.1   Liability for Taxes

       (a) Except for taxes which are specifically to be reimbursed by Purchaser pursuant to Sections 19.5 and 19.9, below, CMS shall be liable for and indemnify Purchaser for all Taxes imposed on Purchaser and Terra (or for which Purchaser may otherwise be liable) arising from the Assets, the Terra Assets or activities of Terra and its Subsidiaries for any taxable year or period of Terra or its Subsidiaries that ends as of the end of the day on the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending at the end of the day on the Closing Date.

       (b) Purchaser and Terra shall be liable for and indemnify CMS for the Taxes imposed on the Assets, the Terra Assets or activities of Terra and its Subsidiaries for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date.

       (c) For purposes of Sections 19.1(a) and 19.1(b), above, whenever it is necessary to determine the liability of the Parties for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending before, and the portion of the year or period beginning on, and continuing after the Closing Date shall be determined by assuming a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

       (d) After the execution of this Agreement, Purchaser or its designee shall have the right to inspect, at all reasonable times, and upon forty-eight (48) hours prior written request delivered to CMS, the following: (i) all Income Tax Returns of Terra and its Subsidiaries requested by Purchaser; (ii) any other Tax Returns of

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

            Terra and its Subsidiaries requested by Purchaser, as may be relevant to Terra and its Subsidiaries, and which relate to the Terra Assets and operation of the Terra Property; and (iii) any work papers or other supporting data requested by Purchaser relating to Tax Returns made available pursuant to (i) or (ii), or relating to Tax Returns referred to in (i) or (ii) not yet filed, to the extent copies of such Tax Returns, work papers or other data are in existence and in the possession of CMS at the time of such request.

       (e) CMS shall be entitled to receive any refund or credit of Taxes (and interest thereon) attributable to a carryback of losses, credits or other similar items from a taxable year or period that ends on or before the Closing Date, and Purchaser shall be entitled to such items attributable to a taxable year or period that ends after the Closing Date.

       (f) CMS shall be entitled to any Tax refunds due Terra or its Subsidiaries for and attributable to all periods prior to the Closing Date, and if received by Purchaser, Purchaser shall immediately deliver all such refunds to CMS.

19.2   Tax Returns

       CMS shall file when due (after taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Terra and its Subsidiaries for the taxable year ending on or before the Closing Date and shall remit or cause to be remitted any Taxes shown to be due on such Tax Returns; and Purchaser shall file when due (after taking into account all extensions properly obtained) all Tax Returns that are required to be filed by Terra and its Subsidiaries for taxable years beginning after the Closing Date, and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. CMS agrees to file those Tax Returns for periods on or before the end of the day of Closing Date which CMS is required to file under applicable rules relating to when the Assets are actually transferred. All Tax Returns which Purchaser, Terra or CMS are required to file in accordance with this Section 19.2 shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns no position shall be taken or method adopted that is inconsistent with positions taken or methods used in preparing and filing similar Tax Returns in prior periods except for changes required by law or changes in facts, or as the Parties otherwise agree.

19.3   Contest Provisions

       Purchaser shall notify CMS in writing upon receipt of notice of any pending or threatened federal, state or local Tax audit or assessment (including any revenue agent report or notice of proposed adjustment) which may materially affect the Tax liabilities of Terra or its Subsidiaries for which CMS would be required to indemnify Purchaser pursuant to Section 19.1(a), above.

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

       CMS shall have the sole right to represent the interests of Terra and its Subsidiaries in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of their choice at their expense, provided that Purchaser (and their tax counsel) may, at their own expense, be present at and participate in any such audit or proceeding. Notwithstanding the foregoing, CMS shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Purchaser for any period after the Closing Date to any extent (including, but not limited to, the imposition of Income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization, depreciation or depletion deductions) without the prior written consent of the Purchaser. Such consent shall not be necessary to the extent that CMS has indemnified Purchaser against the effects of any such settlement.

       A representative of CMS (and their tax counsel) may, at its own expense, be present at and participate in any audit or proceeding relating to the matters covered by this Article XIX. Purchaser shall not settle any dispute with respect to such matters without the consent of CMS, except that Purchaser may settle any such dispute without the consent of CMS if it agrees to relieve CMS of their indemnification obligation hereunder with respect to such transaction.

19.4   Assistance and Cooperation

       After the Effective Date, each of CMS and the Purchaser shall:

       (a) Agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) or make a report with respect to any Taxes including those described in Section 19.10, below.

       (b) Assist (and cause their respective affiliates to assist) the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 19.2, above.

       (c) Cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Terra and its Subsidiaries.

       (d) Make available to the other Party and to any taxing authority as reasonably requested, all information, records, and documents relating to Taxes of Terra and its Subsidiaries.

       (e) Provide timely notice to the other Party in writing of any pending or threatened Tax audits or assessments of Terra and its Subsidiaries for taxable periods for which the other may have a liability under this Article XIX.

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

       (f) Furnish the other Party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

       CMS and Purchaser shall provide each other with reasonable access to all relevant documents, data and other information which may be required for the purpose of preparing Tax Returns and responding to any audit by any taxing jurisdiction. CMS and Purchaser shall cooperate with all reasonable requests of the other made in connection with contesting the imposition of Taxes. Neither CMS nor Purchaser shall be required at any time to disclose to the other any Income Tax Returns or other confidential Tax information.

19.5   Adjustment to Purchase Price For Taxes

       Purchaser shall reimburse CMS for any Taxes (without taking into account any section 29 tax credits) payable by CMS with respect to the Assets or attributable to the operation of Terra for the Interim Period. Any payment by CMS or Purchaser under this Article XIX shall be considered an adjustment to the Purchase Price paid in connection with the transaction contemplated by this Agreement, and to the extent that it cannot be so characterized for Tax purposes, shall be made on an After-Tax Basis. For purposes of this Agreement, the term After-Tax Basis means, with respect to any amount which is to be paid hereunder on an "After-Tax Basis", an amount which, after subtraction of the amount of all federal, state and local Taxes payable by the recipient thereof as a result of the receipt or accrual of such payment, and after taking into account (i) the increase in federal, state and local Taxes (including estimated Taxes) payable by such recipient for all affected taxable years as a result of the event or occurrence giving rise to such payment, and (ii) the reduction in federal, state and local Taxes (including estimated Taxes) payable by the recipient for all applicable taxable years, including the present value (using the applicable federal rate as the discount rate) of all reasonably anticipated future tax reduction for taxable years ending on or after the end of the taxable year in which such payment is made, shall be sufficient as of the date of payment to compensate the recipient for such event or occurrence giving rise to such payment.

19.6   Treatment of the Terra Shares

       The Parties hereby acknowledge and agree that transfer of the Terra Shares shall not be treated or considered to be an asset purchased for purposes of Code section 338(h)(10).

19.7   CMS Tax Allocation Agreement

       The participation of Terra and its Subsidiaries in the CMS Energy Corporation tax allocation agreement shall only relate to periods prior to the Effective Date.

19.8   Books and Records

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

       At Closing, or as soon thereafter as is reasonably practical, CMS shall deliver to Purchaser all books and records relating to Terra and its Subsidiaries, except that CMS shall retain originals or copies of all books and records necessary or convenient for CMS to prepare the Tax Returns it is required to file pursuant to Section 19.2, above.

19.9   Sales Taxes

       The Purchase Price is net of any sales taxes or other transfer taxes in connection with the sale of the Assets. Purchaser shall be liable for any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on the transfer of the Assets. Purchaser shall indemnify and hold CMS harmless from liability for payment of any such Taxes, including any interest or penalties assessed thereon.

19.10  Other Taxes

       All severance, production, conservation, excise, windfall profit, single business and other Taxes, other than Income Taxes and those Taxes covered by
Section 19.9, above, or fees relating to production of oil, gas and condensate attributable to the Assets assessed prior to the Effective Date shall be paid by CMS, except to the extent taken into account under Section 3.3, above. All such Taxes relating to production of oil, gas and condensate attributable to the Terra Assets assessed on or after the Effective Date shall be paid by Purchaser, regardless of the method or basis used for calculating the Tax.

             ARTICLE XX - EXERCISE OF PREFERENTIAL PURCHASE RIGHTS

       CMS agrees to use commercially reasonable best efforts to identify any and all parties holding a preferential right to purchase, right to reacquire, consent to transfer and any other contractual right to acquire or consent to the transfer of the Assets or the Terra Assets, as contemplated by this Agreement. CMS will provide the required notice to the holders of all such rights which it has identified and shall provide a copy of all such notifications to Purchaser and any and all responses thereto. CMS will thereafter provide to Purchaser a list which identifies the contracts and agreements giving rise to the notices which CMS has provided pursuant to this Article XX. If during the Interim Period any holder of a preferential purchase right or right of reassignment affecting any portion of the Subject Property or the Terra Property notifies CMS or Purchaser prior to Closing that the holder intends to exercise the holder's rights and purchase or reacquire a portion of the Subject Property or the Terra Property to which a preferential purchase right or right of reassignment applies, those interests shall be excluded from the Assets to be conveyed to Purchaser, and the Purchase Price shall be reduced in accordance with the provision of Section 3.3, above. The value of the downward adjustment to the Purchase Price shall be a proportionate decrease in the portion of the Purchase Price allocated to the applicable

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

interest in an oil and gas lease affected by the preferential purchase right or right of reassignment. If the holder of a preferential purchase right or right of reassignment fails to consummate the purchase or reacquisition of all or a portion of the Subject Property or the Terra Property affected by the right, CMS shall so notify Purchaser, and within fifteen (15) days after Purchaser's receipt of notice from CMS, CMS shall sell to Purchaser, and Purchaser shall purchase from CMS the applicable interest for a price equal to the portion of the Purchase Price allocated to the applicable interest and upon the other terms of this Agreement. All interests comprising the Subject Property or the Terra Property for which a preferential purchase right or right of reassignment have not been asserted prior to Closing shall be sold and conveyed to Purchaser at Closing pursuant to the provisions of this Agreement. If prior to Closing CMS is unable to timely and properly identify and notify the holders of any preferential purchase rights, rights to reacquire or consent rights, CMS shall so notify Purchaser, and CMS will, with reasonable diligence proceed to identify and notice the holders of such rights. If one or more of the holders of any preferential purchase rights or rights to reacquire notifies CMS subsequent to the Closing that it intends to assert its preferential purchase right, CMS shall give notice thereof to Purchaser. Purchaser shall satisfy all preferential purchase right and right to reacquire obligations of CMS to the holders thereof. CMS shall indemnify and hold Purchaser harmless from and against any and all Claims in connection with any preferential purchase rights, rights to reacquire or consent rights which are asserted subsequent to Closing, except as to the value assigned to the affected portion of the Subject Property or the Terra Property, pursuant to Attachment H. Purchaser agrees to convey any Assets or Terra Asset to the holder of any preferential purchase right. right to reacquire or similar contractual rights, which are properly exercised subsequent to Closing. Purchase shall be entitled to receive, and CMS hereby assigns to Purchaser all of CMS's rights to all proceeds received from holders of preferential purchase rights and rights to reacquire which are properly exercised subsequent to Closing.

            ARTICLE XXI - INDEPENDENT INVESTIGATION AND DISCLAIMER

21.1   Disclaimer as to Warranties

       The Parties agree that the disclaimer of warranties contained in this
Section 21.1. and in the conveyance instruments to be delivered pursuant to this Agreement are conspicuous disclaimers for the purposes of any applicable law, rule or order. PURCHASER ACKNOWLEDGES THAT IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, PURCHASER HAS RELIED SOLELY ON THE BASIS OF ITS OWN EXPERTISE AND INDEPENDENT INVESTIGATION OF THE ASSETS AND THE TERRA ASSETS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT EXCEPT FOR, AND TO THE EXTENT OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES IV AND VI, ABOVE, CMS HAS NOT MADE, AND CMS HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE, OR

OTHERWISE RELATING TO (i) TITLE TO OR THE CONDITION OF THE ASSETS (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AS TO ANY PERSONAL PROPERTY OR FIXTURES TO BE CONVEYED) AND (ii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO PURCHASER BY OR ON BEHALF OF CMS (INCLUDING, WITHOUT LIMITATION, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, PRESENT OR PAST PRODUCTION RATES, COMPLIANCE WITH LEASE TERMS, THE CONDITION OF ANY WELL, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING). PURCHASER COVENANTS AND REPRESENTS THAT, SUBJECT TO THE OBLIGATIONS OF CMS WITH RESPECT TO THE RETAINED LIABILITIES, PURCHASER HAS INSPECTED OR BEFORE CLOSING WILL INSPECT THE ASSETS AND THE TERRA ASSETS, AND ACCEPTS THE SAME "AS IS", "WHERE IS" and "WITH ALL FAULTS".

21.2   Disclaimer As To Year 2000 Compliance

       Certain of the Assets and the Terra Assets may rely on computer systems, including embedded chips, to enhance their function. Many of those systems may have recorded years in a two-digit format. Such computer systems, if not replaced or modified so as to become "Year 2000 Compliant", may be unable to properly recognize dates arising in the year 2000 and later. As used herein, "computer systems" includes, but is not limited to, computer hardware and software (including macrocode, firmware, embedded chips, application programs, files, databases, and third-party software embedded therein), and electronic components and systems. As used herein, the term "Year 2000 Compliant" means that the computer systems will provide accurate and uninterrupted information and calculations unaffected by dates (including the dates of 9/9/99, 1/1/00 and dates arising in the calendar year 2000 and later, including leap years), and that the performance and functionality of the computer systems will not be adversely affected by said dates.

       With regard to this issue, to the Knowledge of CMS, it has encountered no material problems or difficulties since the Effective Date. CMS expressly disclaims and negates any and all other representation or warranty, express or implied, at common law, by statute, or otherwise, as to whether the Assets or the Terra Assets and/or such systems are, or are not, "Year 2000 Compliant". Purchaser agrees to purchase the Assets in their "As Is, Where Is, and With Any and All Faults and Defects" condition, as related to such Assets, the Terra Assets and such systems being "Year 2000 Compliant", and covenants and agrees that it will indemnify and hold CMS harmless from and against any and all Claims, and all actual, indirect, incidental, and consequential damages, if any, brought or suffered by it or any third party based upon any failure of the Assets, the Terra Assets or such systems to be "Year 2000 Compliant".

                         ARTICLE XXII - MISCELLANEOUS

22.1   Like-Kind Exchange

       CMS shall have the option, at or before Closing, to structure the Closing of this transaction in such a manner so as to qualify, in whole or in part, as part of a like-kind exchange pursuant to Section 1031 of the Code. Purchaser will cooperate with CMS to facilitate a like-kind exchange, including a three corner or multi-party exchange. In the event CMS desires such an exchange, CMS shall timely notify Purchaser of its intent within seven (7) days prior to Closing and CMS shall be responsible for arrangement of the structure for the exchange, compliance with time limits on like-kind exchanges, the preparation of appropriate documents to complete the transaction, and all additional costs directly related thereto.

22.2   Governing Law

       This Agreement, the validity of the various conveyances made hereunder affecting title to real property, the indemnities herein and the other documents delivered pursuant hereto and the legal relations among the Parties shall be governed by and construed in accordance with the laws of the State of Michigan.

22.3   Entire Agreement

       This Agreement and the Attachments attached hereto constitute the entire agreement between CMS and Purchaser with respect to the Assets and the Terra Assets, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between CMS and Purchaser. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by both CMS and Purchaser.

22.4   Amendments and Waivers

       No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and CMS. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

22.5   Captions

       The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

22.6   Assignment

       Purchaser shall not assign this Agreement or any of its rights or obligations pursuant to this Agreement without CMS's prior written consent. CMS hereby acknowledges and agrees that in the event Purchaser defaults under the terms of its purchase money finance obligations with respect to the transaction contemplated by this Agreement, then upon written notice to CMS, Purchaser's rights and obligations under this Agreement may be assigned to Purchaser's primary lending institution. No such assignment shall be effective unless and until the assignee agrees in writing to accept and assume the rights, duties and obligations of Purchaser hereunder. Any such assignment shall be at no cost or expense to CMS, and shall not be deemed to extend any of the time periods set forth herein. Unless such written consent of CMS so specifies, subsequent to any assignment of Purchaser's interest hereunder including the assignment provided for above, Purchaser shall not be released from any responsibility or liability for the obligations, covenants, representations, warranties or indemnities of Purchaser under this Agreement. Any assignment made without CMS's consent shall be void. This Agreement shall be binding upon and inure to the benefit of CMS and Purchaser and their respective successors, heirs and assigns. CMS may, without Purchaser's prior approval, assign its interest under this Agreement to a qualified intermediary in order to pursue a like-kind exchange.

22.7   Notices

       Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery, telefacsimile with confirmation of receipt or by depositing the notice in the United States mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice may also be given by sending the written notification by courier service. Notice deposited in the mail in the manner described by this Section 22.7 shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice, the addresses of the parties shall be as follows:

          CMS's Mailing Address:

               CMS Oil and Gas Company
               1021 Main Street, Suite 2800
               Houston, Texas 77002
               Attention:  Michael J. Killelea, Chief Counsel
               Phone:    713-230-7221
               Fax:      713-651-0622

          Purchaser's Mailing Address:

               Quicksilver Resources Inc.
               1619 Pennsylvania Avenue
               Forth Worth, Texas 76104
               Attention:  Houston Kauffman, Vice-President
               Phone:    817-332-9133
               Fax:      817-877-8959

       Each Party shall have the right, upon giving ten (10) days prior written notice to the other to change its address for purposes of notice.

22.8   Expenses

       Except as specifically provided otherwise in this Agreement, CMS and Purchaser shall each be solely responsible for all expenses incurred by it in connection with this transaction, including, without limitation, fees and expenses of their own counsel and accountants.

22.9   Severability

       If any term or provision (or portion thereof) of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law or regulation, all remaining conditions and provisions of this Agreement shall survive and remain in full force and effect to conform to the Parties' intent, so long as the economic or legal substance is not affected in a materially adverse manner with respect to either Party.

22.10  Confidentiality, Publicity and Retention of Data

       (a) Until completion of the Closing, and in the event the transaction contemplated by this Agreement is not consummated for any reason, whatsoever, except as required by law and with prior notice to CMS, Purchaser and its agents and representatives will hold in strict confidence all Confidential Information obtained from CMS, any other Person, or derived from information provided by CMS, or as a result of Section 5.6, Section 8.5, Section 12.2, or Section 13.1, above, whether before or after the execution of this Agreement, except any data or information which (i) at the time of the disclosure to Purchaser by CMS is in the public domain; (ii) after disclosure to Purchaser by CMS becomes part of the public domain by publication or otherwise, except by breach of this commitment by Purchaser; (iii) Purchaser can establish by competent proof it was rightfully in its possession at the time of disclosure to Purchaser by CMS; (iv) Purchaser rightfully receives from any Person free of any obligation of confidence; or (v) is developed independently by Purchaser, provided the Person or Persons developing the information shall not have had reference to data or information obtained from CMS in connection with the transaction contemplated by this Agreement. If this Agreement is terminated for any reason and as to any portion of the Assets or the Terra Assets not assigned or conveyed to Purchaser at Closing, Purchaser shall return to CMS all Confidential Information obtained from CMS related to all or the portion of the Assets or the Terra Assets not conveyed. Purchaser shall not utilize or permit utilization of Confidential Information to compete with CMS or its co-working interest owners in the Assets and the Terra Assets. The terms of this Section 22.10 shall survive any termination of this Agreement.

       (b) CMS and Purchaser shall use their reasonable best efforts to provide one another with drafts of the press releases to be issued immediately subject to Closing. The Parties will use their reasonable best efforts to approve such press releases prior to Closing. Except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither Party shall issue any publicity or other release without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

22.11  Use of CMS's Name

       No later than ten (10) days after the Closing, Purchaser shall use its reasonable best efforts to remove or cause to be removed the names and marks used by CMS and all variations and derivatives and logos from the Assets or the Terra Assets, if CMS has not already done so. Purchaser shall not make any use whatsoever of CMS's names, marks and logos after Closing. CMS shall have the right to enter any premises and remove all signs and logos containing CMS's name at Purchaser's expense should Purchaser fail to do so in a timely manner.

22.12  Conditions

       The inclusion in this Agreement of conditions to either Party's obligation to close shall not, in and of itself, constitute a covenant of the other Party to satisfy the conditions to either Party's obligation to close.

22.13  No Third-Party Beneficiaries

       This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

22.14  Succession and Assignment

       This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

22.15  Construction

       The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

22.16  Attachments

       A reference to an Attachment throughout this Agreement shall mean and be construed as referring to an Attachment attached to this Agreement, and all Attachments shall be deemed to have been fully incorporated into and made a part of this Agreement.

22.17  Counterparts

       This Agreement maybe executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.18  Execution Deadline

       This Agreement shall be open for acceptance up to, but not after, 5:00 P.M. Central Standard Time on March 6, 2000, and if not accepted by the execution and return of one (1) original to CMS by such time, shall be null and void at CMS's option. Acceptance within the time provided shall constitute a contract of purchase and sale binding upon the Parties hereto and their respective successors and assigns.


CMS OIL AND GAS COMPANY                 QUICKSILVER RESOURCES INC.



By: /s/ WILLIAM H. STEPHENS, III        By: /s/ HOUSTON KAUFFMAN
   ------------------------------          --------------------------------
  Name:                                    Name:
       --------------------------               ---------------------------
  Title: Executive Vice President          Title: Vice President
        -------------------------                --------------------------
  Tax I.D. No.:                            Tax I.D. No.:
               ------------------                       -------------------

                                ACKNOWLEDGMENT

STATE OF                 )
                         ) ss
COUNTY OF                )

  On this 4th day of March, 2000 before me, the undersigned, a Notary Public, in and for the County and State aforesaid, personally appeared William H. Stephens, known to be the identical person who executed the foregoing instrument as Executive Vice President of CMS Oil and Gas Company, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.


                                /s/ ROSEMARY CARUNA
                                ---------------------------------
                                Notary Public

                                My Commission Expires: 4/17/02
                                                      -----------

                                 ACKNOWLEDGMENT

STATE OF            )
                    ) ss
COUNTY OF           )

  On this 4th day of March, 2000 before me, the undersigned, a Notary Public, in and for the County and State aforesaid, personally appeared Houston Kaufman, known to be the identical person who executed the foregoing instrument as Vice President of Quicksilver Resources Inc. and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.



                                /s/ ROSEMARY CARUNA
                                ---------------------------------
                                Notary Public

                                My Commission Expires: 4/17/02
                                                      -----------

                                 ATTACHMENT A1



                  ATTACHED TO AND MADE A PART OF THAT CERTAIN
      PURCHASE AND SALE AGREEMENT DATED THE _____ DAY OF __________, 2000
               BY AND BETWEEN ______________________, AS SELLER,
              AND __________________________________, AS PURCHASER


        STATE OF MICHIGAN              DESCRIPTION        WORKING      NET REVENUE   PURCHASE PRICE
          WELL/UNIT NAME            SEC-TWN-RGE/COUNTY  INTEREST (%)  INTEREST (%)   ALLOCATION ($)
----------------------------------  ------------------  ------------  -------------  ---------------


                        TO BE COMPLETED AT A LATER DATE



                                TOTAL PURCHASE PRICE $__________________

                                 ATTACHMENT A2


                  ATTACHED TO AND MADE A PART OF THAT CERTAIN
     ASSIGNMENT EFFECTIVE _______________, 2000, BETWEEN __________________
                    AND ____________________________________

SCHEDULE OF LEASES
  (The recording references herein are to the records in said county in which oil, gas and mineral leases are recorded.)

COUNTY:
STATE:

    LEASE NO.       DATE  LESSOR  LESSEE  RECORDING DATA        DESCRIPTION OF PROPERTY
                                                                    (including depth
                                                                  limitation, if any)
                                          BOOK       PAGE


                        TO BE COMPLETED AT A LATER DATE

                                 ATTACHMENT A3


                [overriding royalty interests - Section 1.1(b)]



         TO BE COMPLETED AT A LATER DATE

                                 ATTACHMENT A4


    [fee mineral, fee surface interests and rights-of-way - Section 1.1(b)]



    TO BE COMPLETED AT A LATER DATE

                                 ATTACHMENT A5

        [gas plants, facilities, systems and pipelines - Section 1.1(d)]



    TO BE COMPLETED AT A LATER DATE

                                 ATTACHMENT B1

                (Inventory of Retained Personal Property Assets)

                                 ATTACHMENT B2

    (Description of 1475 Terra Road, Traverse City, Michigan - Section 1.2)

     Attached to and made a part of that certain Purchase and Sale Agreement by and between CMS OIL AND GAS COMPANY, as Seller, and QUICKSILVER RESOURCES INC., as Purchaser, dated _______________, 2000.

          The real property and all buildings, structures, fixtures and personal property (unless specifically included in the Assets or the Terra Assets) located thereon and all appurtenances thereto, which real property is situated in the Township of Garfield, County of Grand Traverse, State of Michigan, and described as:

               The North one-half (N/2) of the Southwest one-quarter (SW/4) of the Northeast one-quarter (NE/4), except the North 20 feet thereof, Section 23, Township 27 North, Range 11 West, Garfield Township, Grand Traverse County, Michigan, and commonly known as 1475 Terra Road, Traverse City, Michigan.

                                 ATTACHMENT B3

           (Retained Wells, Units, Leases, Pipelines and Facilities)



      TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT C

                               (Qualifying Wells)


          TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT D

                      (Retained Liabilities - Section 2.)


                        TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT E

     [Over and Under Production (current estimated amounts0 - Section 3.5]


                        TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT F

                   (Purchase Price Allocation - Section 3.6)



         TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT G

                     (CMS Disclosure Schedule - Article IV)


                        TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT H

                             (CMS and Terra Bonds)


                        TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT I

                    (Terra Disclosure Schedule - Article VI)



       TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT J

                   (Terra Financial Statements - Section 6.5)



         TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT K

                      (CMS and Terra Insurance Coveragaes)

                                  ATTACHMENT L

                (Purchaser's Opinion of Counsel - Section 10.6)



         TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT M

                    (CMS Opinion of Counsel - Section 11.5)



         TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT N

                   (Environmental Disclosure - Section 12.1)



         TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT O

   [Form Assignment and Conveyances of Subject Properties - Section 14.2(a)]



      TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT P

                   [Title Warranty Letter - Section 14.2.(b)]


                        TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT Q

                     [Escrow Agreement - Section 14.2.(g)]


                        TO  BE COMPLETED AT A LATER DATE

                                  ATTACHMENT R

           [Letter Agreement Regarding Disbursement to Third Parties from Operated Assets after the Transfer Date - Section 14.2(n)]



      TO BE COMPLETED AT A LATER DATE

                                  ATTACHMENT S

         [Pending Lawsuits, Actions and Proceedings - Section 15.3(d)]

                             (Disclosure Schedule)

     Attached to and made a part of that certain Purchase and Sale Agreement by and between CMS OIL AND GAS COMPANY, as Seller, and QUICKSILVER RESOURCES INC., as Purchaser, dated _______________, 2000.



          1.   CMS NOMECO Oil & Gas Co. v Antrim Energy, Inc.
               ------------------------   -------------------
               Collection matter under a 1996 gas contract. Case No. 97-6146-CK in the 46th Judicial District, Lansing, Michigan

          2.   MacMillan and Englehart v CMS Oil and Gas Company
               -----------------------   -----------------------
               Dispute over acreage computation for royalty purpose relating to the Bushman Antrim Unit. Case No. 98-17881-CK in the 13th Judicial Circuit, Grand Traverse County, Michigan

          3.   Markel Trust v CMS Oil and Gas Company, et al
               ------------   ------------------------------
               Various claims, including claimed preferential right to purchase on sale of various Antrim gas working interests to Fruehauf Antrim Limited Partnership. Case No. 97-15902-CD in the 13th Judicial Circuit, Grand Traverse County, Michigan

          4.   Marra v Yankee and Terra Energy, Ltd.
               -----   -----------------------------
               Mineral ownership claim under producing unit. Case No. 99-003695-CH in the 26th Judicial Circuit, Montmorency County, Michigan

          5.   Hershberger v Terra Energy Ltd.
               -----------   -----------------
               Patent claim regarding method and apparatus for controlling artificial list of liquids from a gas or oil well

          6.   Estate of Ernest G. Rea v Terra Energy Ltd. and W. Thomas Rea, et
               -----------------------   -----------------     -----------------
               al v Terra Energy Ltd.
               --   -----------------
               Companion cases regarding various royalty and surface claims in the X-Rea Antrim Unit. Case No. 99-005322-NZ and Case No. 99-003652-NZ in the 26th Judicial Circuit, Montmorency County, Michigan

          7.   Theodore Paul Schroeder, et al v Terra Energy Ltd.
               ------------------------------   -----------------
               Post production cost and duty to market claims relating to Schroeder Antrim Unit. Case No. 93-5626-CM(D) in the 46th Judicial Circuit, Otsego County, Michigan

          8.   SHR Limited Partnership v Terra Energy Ltd.
               -----------------------   -----------------
               Computation of post-production costs in Shell Dover and Corwith Dover Antrim Units. Case No. 99-18653-CK in the 13th Judicial Circuit, Grand Traverse County, Michigan

          9.   Terra Energy Ltd. v Starr Energy, Inc., et al, White Pine
               -----------------   -------------------------  ----------
               Enterprises, L.L.C. v Terra Energy Ltd. and Terra Energy Ltd. v
               -------------------   -----------------     -----------------
               White Pine Enterprises and Starr Energy, Inc.
               ---------------------------------------------
               Collection of development costs and claim of breach of contract relating to operator duties in North and South Kitchen Farms Unites. Case No. 98-7490-CK and Case No. 99-7582-CK in North and South Kitchen Farms projects

          10.  State of Michigan and Michigan Department of Natural Resources v
               --------------------------------------------------------------
               Terra Energy Ltd., et al
               ------------------------
               Post-production cost and competition of royalties claims. Case No. 97-16813-CM, Michigan Court of Claims, Ingham County, Michigan

          11.  Terra Energy Ltd. v State of Michigan, et al
               -----------------   ------------------------
               Interpleader action on mineral ownership dispute in Vienna 1 and 2, South Rust Never Sleeps and Black Antrim Unites. Case No. 96-003413(K)CZ in 26th Judicial Circuit, Montmorency, County, Michigan

          12.  Various Environmental Claims
               (a)  State Charlton "A" #1-28 well and CPF
               (b)  Broadwell Hulsapple 1-11
               (c)  Griner 1-21 (restricted closure)
               (d)  Houch 2-17 (restricted closure)
               (e)  Rebman 2-16
               (f)  Rebman 3-16
               (g)  Reckow Howes 1-26 (restricted closure)
               (h)  Salon 1-9C (may be delisted)
               (i)  Skulina State Cleon 1-20 (may be delisted)

               (j)  Skulina State Cleon 2-20 (may be delisted)
               (k)  State Kalkaska D1-13
               (l)  State Kalkaska 1-21
               (m   State Wexford 2-6
               (n   State Wexford 1-17
               (o)  State Wesford 1-18 (no interest-sold to OIL)

          13.  Terra Single Business Tax Claims
               Issue of whether Michigan Severance Tax law exempts amounts taxed for Severance Tax purposes from other state and local taxes, such as SBT. Related to 1990-1994 Terra returns

          14.  Gage Plant Gas Imbalance



          Note: Any pending regulatory matters, including public hearings before the Michigan Department of Environmental Quality, Michigan Department of Natural Resources or Michigan Public Service Commission are not included on this Disclosure Schedule.

                                  ATTACHMENT T